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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Yun He Global Co., Ltd.
(Exact name of registrant as speci6ed in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Indentation No.)
c/o 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1 -1203, Cayman Islands	KY1
(Address of principal executive ofﬁces)	(Zip Code)

Registrant’s telephone number, including area code	+852 9681 5828 / 626-684-7350

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act:

N/A
(Title of class)

N/A
(Title of class)

Indicate by check mark whether the regi1strant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised 6nancial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

YUN HE Global Co., Ltd

Application for OTC Market Pink

_________________________________

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

•future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

•our ability to execute our growth, and expansion, including our ability to meet our goals;

•current and future economic and political conditions;

•our ability to compete in an industry with low barriers to entry;

•our capital requirements and our ability to raise any additional financing which we may require;

•our ability to attract customers, win primary agency sale bids, and further enhance our brand recognition: and

•our ability to hire and retain qualified management personnel and key employees in order to enable us to develop our business;

•our ability to retain the services of our directors, officers and key employees;

•trends and competition in the advertising industry; and

•other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made.

We can give no assurance that the expectations indicated by such forward-looking statements will be realized. If any of our assumptions should prove incorrect, or if any of the risks and uncertainties underlying such expectations should materialize, the actual results may differ materially from those indicated by the forward-looking statements.

The key factors that are not within our control and that may have a direct bearing on operating results include, but are not limited to, acceptance of the proposed services that we expect to market, our ability to establish a substantial customer base, managements' ability to raise capital in the future, the retention of key employees and changes in the regulation of the industry in which we function.

There may be other risks and circumstances that management may be unable to predict. When used in this document, words such as, "believes," "expects," "intends," "plans," "anticipates," "estimates" and similar expressions are intended to identify and qualify forward-looking statements, although there may be certain forward-looking statements not accompanied by such expressions.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET-FORTH AND NOT SET-FORTH HEREIN, THE SHARES OFFERED HEREIN INVOLVE A HIGH DEGREE OF RISK. ANY PERSON CONSIDERING THE PURCHASE OF THESE SHARES SHOULD BE AWARE OF THESE RISKS AND OTHER FACTORS SET-FORTH IN THIS MEMORANDUM AND SHOULD CONSULT WITH HIS/HER LEGAL, TAX AND FINANCIAL ADVISORS PRIOR TO MAKING AN INVESTMENT IN THE COMPANY. THE SHARES SHOULD ONLY BE PURCHASED BY PERSONS WHO CAN AFFORD TO LOSE ALL OF THEIR INVESTMENT.

Item 1A. Business.

Overview Summary: Yun He Global Co. Ltd. (YH Global), founded in 2023 and based in the Cayman Islands, functions as a holding company with no direct operations. Its primary business activities are carried out through its subsidiary, Yu Run Sheng He Global Co. Limited (YRSH), established in 2019 in Hong Kong. YRSH operates a significant medical and health service platform, utilizing advanced internet technologies and Hong Kong’s strategic location to connect mainland China with the global healthcare market.

The platform developed by YRSH streamlines the integration of international medical resources into local healthcare systems, offering comprehensive services to hospitals and individual patients alike. YH Global focuses on transforming traditional healthcare through innovative service models that improve accessibility, efficiency, and outcomes, aiming to become a distinctive company in digital solutions in healthcare industry.

Overview

YUN HE Global Co., Ltd. , established in 2023, is a Cayman holding company with no operations of its own. YUN HE Global Co., Ltd. (“YH Global”) conducts its operations through its Hong Kong subsidiary, Yu Run Sheng He Global Co. Limited (“YRSH”).

Yu Run Sheng He Global Co. Limited, founded in Hong Kong in 2019, is a medical and health service platform. It aims to leverage internet technology and leverage Hong Kong's location advantage as an important link between mainland China and the global market to establish such a medical and healthcare service platform, integrate overseas suppliers and medical team resources, and provide one-stop services for hospitals and patients. YRSH has multiple independently developed core technologies and intellectual property rights, committed to solving the problems of the existing medical system. With innovative business models and technological capabilities, it provides convenient and efficient cooperation opportunities for doctors, patients, and healthcare service providers.

We, more specially, are a creative healthcare information and telehealth platform, delivering on-demand healthcare anytime, anywhere, via mobile devices, the internet, video and phone. Our solution connects consumers, or our Members, with our physicians and behavioral health professionals, or our Providers, who treat a wide range of conditions and cases from acute diagnoses such as cold, cough and different aliments. All the members now benefit from access to website 24 hours a day, seven days a week, 365 days a year, at a free cost.

Our solution is delivered with a median response time of less than ten minutes from the time a Member requests a telehealth visit to the time they speak with a physician.

The YRSH’s solution is transforming the access, cost and quality dynamics of healthcare delivery for all of our market participants. Our Members rely on YRSH to remotely access affordable, on-demand healthcare whenever and wherever they choose. Employers, health plans and health systems, or our Clients, purchase our solution to reduce their healthcare spending while at the same time offering convenient, affordable, high-quality healthcare to their employees or beneficiaries. Our Providers have the ability to generate meaningful income and deliver their services more efficiently with no administrative burden. We further believe any consumer, employer or health plan or practitioner interested in a better approach to healthcare is a potential YH Global Member, Client or Provider.

YRSH also leverages its resource strengths to provide a range of traditional Chinese medicine services, including massage, acupuncture, moxibustion, herbal patches, and online consultations. These services aim to meet the cross-border medical needs of customers while promoting the healthy and sustainable development of traditional Chinese medicine specialties to mainland China and South East Asia .

According to the Chinese Centers for Disease Control and Prevention, there are approximately 1.25 billion ambulatory care visits in Hong Kong and mainland China per year, including those at primary care offices, hospital emergency rooms, outpatient clinics and other settings. We estimate that approximately 417 million, or 33%, of these visits could be treated through tele-health.

The Chinese healthcare system is experiencing a growing crisis of access, cost and quality of care due to inefficiencies in today's healthcare system and barriers between participants. According to the Chinese National Association of Community Health Centers, approximately 5.99 million individuals in the Hong Kong and China currently have no or inadequate access to primary care as a result of physician shortages. Additionally, according to the Chinese Department of Health and Human Services, uninsured Chinese is 40 million or more This number is widely expected to increase over the next several years due to individual and employer mandates, premium subsidies, state health insurance exchanges and ban on withholding coverage due to pre-existing medical conditions, increasing demand for access to primary care physicians. Absent convenient access to a primary care physician, individuals will most likely either not seek care at all or visit emergency.

YRSH stands as a distinguished entity in the domain of Internet health and medical station operations, boasting a profound expertise in personnel training and management capabilities. This expertise allows YRSH to offer a comprehensive suite of planning and management services tailored to the unique needs of its clients and partners across mainland China. At the heart of its service offering lies the strategic linking of medical experts and service projects, a process meticulously designed to bolster the competitive edge of client companies within the fast-evolving healthcare sector.

The value proposition of YRSH extends beyond mere operational assistance; it encompasses a holistic advisory role characterized by the provision of invaluable guidances. This includes policy guidance, drawn from an in-depth understanding of the regulatory landscape governing the health industry, and insights derived from extensive experience in the mobile health sector. These insights are crucial in navigating the complexities of the healthcare industry, enabling clients to stay ahead of regulatory changes and industry trends.

Moreover, YRSH offers targeted adjustment suggestions aimed at fostering continuous improvement and optimization of client operations. These suggestions are not generic; they are the result of a thorough analysis of each client's specific circumstances, challenges, and objectives. By implementing these tailored recommendations, clients can enhance their operational efficiencies, refine their service offerings, and ultimately achieve a higher level of patient satisfaction and loyalty.

In summary, YRSH's contribution to its clients and partners in Hong Kong and mainland China is significant and multifaceted. Through its exceptional personnel training and management abilities, strategic linkages between medical experts and service projects, and the provision of valuable guidance and adjustment suggestions, YRSH plays a pivotal role in enhancing the competitive advantage of its clients' companies. This, in turn, contributes to the broader goal of improving healthcare accessibility and quality for the population, leveraging the power of technology and innovation in the internet health medical station domain.

Our Mission

Our mission is to be the YH Global for massive, measurable, data-informed healthcare improvement. We fulfill our mission through a confluence of the following elements:

•Data Platform: integrate data in a flexible, open, and scalable platform to power healthcare’s digital transformation;

•Analytics Applications: deliver insights on how to measurably improve through the use of analytics applications;

•Services Expertise: enable data-informed improvement by providing analytical, clinical, financial, operational experts and training services in mobile health services and Chinese medical services

•Engagement: attract, develop, and retain world-class team members by being a best place to work.

Our Operating Principles

The principles that govern our daily interactions include:

Improvement

•We are deeply committed to enabling our customers to achieve and sustain measurable clinical, financial, and operational improvements

•We nurture deep, long-term customer partnerships because achieving and sustaining improvement is a transformational journey (not a quick trip)

•We pragmatically balance the vision, priority, and pace of innovation for data and analytics technology. We prioritize innovations that accelerate improvement

•We attract, develop, and retain experts who know best practices in their domain, leverage analytics for insight, and accelerate adoption for sustained improvement.

Ownership

•We are accountable, as owners, to enable our customers’ measurable improvements

•We make decisions that balance and optimize the interests of our teammates, customers, patients, and owners

•We avoid an entitlement mentality and are good stewards of our assets

•We do not micro-manage and we encourage autonomy while also supporting scalable consistency

Respect

•We recognize the immeasurable value of every individual

•We listen carefully to one another and learn from each of our colleagues

•We care deeply about our colleagues, including teammates, customers, patients, and owners

•We benefit from one another’s diverse backgrounds and experiences

Transparency

•We courageously tell the truth and we face the truth

•We are the same company, culture, and people in all settings

•We treat confidential information appropriately, and we protect the private data of our customers’ patients

•We recommend the best solutions for our customers, whether or not those solutions come from Health YH Global

Our Cultural Attributes

The attributes we prioritize in hiring, retention, and promotion include:

Continuous Learner

•We maintain a receptive attitude towards learning from various sources.

•We possess an enduring passion for learning and consider myself a perpetual student.

•We promptly acknowledge and rectify any errors, demonstrating a proactive approach to learning from setbacks.

•We are receptive to constructive feedback and coaching, actively leveraging them to enhance my performance.

•We highly esteem my independence and leverage it to continually acquire new knowledge and skills.

•We appreciate the benefits of diverse viewpoints in making informed and effective decisions.

•We exhibit self-awareness and actively pursue personal and professional development.

•We observe, listen, and learn from others, expressing gratitude for their insights and utilizing them to excel in my field of expertise.

Hard Working

•We are deeply committed to substantial advancements in healthcare.

•We persevere until tasks are fully accomplished before undertaking new responsibilities.

•We maintain a balanced and healthy lifestyle, ensuring we can sustain our productivity.

•We are willing to contribute more than our fair share to any project.

•We are prepared to make personal sacrifices, as necessary, to accomplish our work.

•We acknowledge that not every aspect of our job will be enjoyable.

Humble

•We prioritize active listening.

•We approach situations with a positive outlook.

•We are not hesitant to seek assistance when necessary.

•We selflessly serve others without expecting acknowledgment.

•We possess a confident demeanor based on our abilities and achievements.

•We strive for personal growth before guiding others.

•We celebrate the successes of our peers and offer genuine commendation.

•We consistently acknowledge the contributions of others to our achievements.

•We frequently express gratitude and appreciation to those in our midst.

World-Class

•We continuously strive to achieve excellence in our field through a commitment to lifelong learning.

•We acknowledge the significance of maintaining high standards in the pursuit of our mission.

•We remain well-informed about developments and trends in healthcare, data, and analytics.

•We play an active role in advancing the company's dedication to excellence, whether through the development of cutting-edge data and analytics technology, the expertise we provide in our domain, or the support functions that underpin this crucial work.

History and Corporate Structure

YUN HE Global Co., Ltd. is a Cayman holding company with no operations of its own. YUN HE Global Co., Ltd. (“YH Global”) conducts its operations through its Hong Kong subsidiary, Yu Run Sheng He Global Co. Limited (“YRSH”). YRSH, previously called MJ Technology International Limited, was organized as a private limited liability company on June 20, 2019, in Hong Kong and is a wholly owned subsidiary of YUN HE Global Co., Ltd. (“YH Global”).

Our investors will hold common stock of YUN HE Global Co., Ltd., the Cayman holding company that has no operations of its own, and not in YRSH, the Hong Kong operating company. This holding company structure presents unique risks as our investors may never directly hold equity interests in our Hong Kong subsidiary. Holding indirect equity interests in YRSH, our Hong Kong subsidiary, is not as effective as holding a direct ownership interest as YH Global will be dependent upon contributions from our subsidiaries to finance the cash flow needs of YH Global’s ability to obtain contributions from its subsidiaries are significantly affected by regulations promulgated by Hong Kong authorities. Any limitation on the ability of our subsidiaries to transfer cash or assets to us could have a material adverse effect on our ability to conduct business. As a result, any change in the interpretation of existing rules and regulations or the promulgation of new rules and regulations that adversely affects our ability to transfer cash or assets may adversely affect our operations and or the value of our securities, including causing the value of our securities to significantly decline or become worthless.

Our corporate organization chart is shown as below:

No.	Shareholder’s name	Shareholding ratio	place of incorporation
1	YUN HE International Co., Ltd.	35%	British Virgin Islands
2	NUO EN International Co., Ltd.	5%	British Virgin Islands
3	LA FA International Co., Ltd.	45%	British Virgin Islands
4	Y I LE International Co., Ltd.	10%	British Virgin Islands
5	MENG YUAN International Co., Ltd.	5%	British Virgin Islands
Total amount		100%	/

Current Business and its Plan

YRSH is at the forefront of integrating global medical advancements with the Chinese healthcare landscape, focusing primarily on overseas personnel training and expert tutoring. Our dedication lies in providing exceptional personnel training and cultivating management capabilities, forging strategic alliances between medical experts and service projects, and delivering insightful guidance and pragmatic suggestions. These efforts are central to boosting the competitive edge of our clients’ enterprises, thereby setting a new standard for excellence in the healthcare sector.

We spearhead initiatives to bring esteemed foreign experts to China, offering high-quality, innovative, and invaluable medical technology guidance. This initiative not only aids in the advanced development of domestic hospitals but also ensures that Chinese patients have access to the most sophisticated medical technologies and resources available globally. Our mission is to bridge the gap between international medical breakthroughs and local healthcare provisions, thereby elevating the standard of medical care in China.

Overseas medical technologies offer unparalleled advantages, covering a broad spectrum that includes advanced surgical techniques, state-of-the-art medical equipment and instruments, and groundbreaking developments in biotechnology and genetics. Innovations such as minimally invasive surgery, robotic-assisted procedures, and gene editing immunotherapy have already transformed patient care in numerous countries. These technologies contribute to superior treatment outcomes and significantly improve the quality of life for patients.

Key Highlights of Overseas Medical Advancements:

1. Advanced Medical Technology: The remarkable 81% survival rate for certain tumors in the United States exemplifies the potential of advanced medical care, positioning cancer treatment as a manageable condition rather than a fatal diagnosis.

2. New Drug Research and Development: The robust research and development ecosystem overseas ensures the rapid introduction of new pharmaceuticals, often years ahead of availability in China, allowing patients early access to life-saving treatments.

3. Medical Innovation: There is a strong ethos of innovation within the global medical community, encompassing both technological advancements and the development of new medical service models, all aimed at fostering the sustainable growth of the healthcare industry.

Introducing Overseas Technology to Domestic Hospitals

Our endeavors to introduce and promote a wide array of medical technologies span various domains, including surgery, imaging diagnostics, and pharmacological treatments. By establishing partnerships with world-renowned medical technology experts, we aim to disseminate their latest scientific findings and experiential knowledge to China's medical practitioners.

YRSH is committed to providing comprehensive training and support to hospitals and doctors, ensuring that patients receive superior medical care. Our initiatives are designed to enhance the efficiency and compassion of medical services, thereby improving patient experiences and outcomes.

The sharing of cutting-edge scientific research and advancements through YRSH not only catalyzes new growth avenues for the Chinese medical sector but also significantly uplifts the caliber and capabilities of hospital services. Our vision is to foster an environment where domestic healthcare institutions can thrive through the integration of global medical innovations, ultimately leading to a healthier, more vibrant China.

Besides the foundational work in overseas personnel training and expert tutoring, YH Global is ambitiously expanding into three strategic business domains: Platform Mall, Overseas Diagnosis and Treatment, and AI Medical Diagnosis and Treatment. Each of these sectors represents a forward-looking endeavor, aligned with global trends and the evolving needs of our clientele.

1. Platform Mall

We are constructing a cross-border pharmaceutical shopping platform, a visionary project designed to bring high-quality medical devices and health products from around the globe to domestic patients in China. This platform serves as a digital marketplace where suppliers can showcase their products, ensuring that users find what they need efficiently, thereby facilitating smooth transactions and fostering win-win collaborations.

Broad Market Prospects

The market for online and offline health shops is on an upward trajectory. With the Chinese drug terminal sales revenue reaching 1774.7 billion yuan in 2021 and expected to hit 2076.1 billion yuan by 2025, the sector's growth is undeniable. This growth is underpinned by an expanding online presence and the increasing demand for health products, positioning our Platform Mall project at the cusp of significant market opportunities.

Advantages of Platform Mall Project

Our platform mall distinguishes itself by aggregating world-class medical equipment, drugs, and health products, thereby enriching the choices available to domestic patients and contributing to the health management of the Chinese population. The business model is a blend of direct operation and platform collaboration, ensuring revenue through product sales, commissions, platform usage fees, and digital marketing services tailored to our suppliers and third-party merchants.

2. Overseas Diagnosis and Treatment

Leveraging the mature referral systems of overseas medical institutions, YH Global is pioneering in providing comprehensive, personalized medical services. This initiative is particularly resonant as the Chinese populace, with increasing national income levels and greater exposure to global information, seeks superior medical resources abroad. The burgeoning demand for cross-border healthcare highlights the distinct advantages and advanced treatment technologies available internationally, offering Chinese patients a broader spectrum of treatment options.

Development Momentum

The overseas medical services market is burgeoning, fueled by China's economic growth and rising consumption capacities. With market potentials projected to soar into tens of billions of dollars within the next decade, YH Global is strategically positioned to capitalize on this trend. Our focus spans not just facilitating access to advanced medical treatments but also ensuring personalized care, where treatment plans are tailored to individual patient needs, thereby transcending the "one size fits all" approach prevalent in conventional settings.

3. AI Medical Diagnosis and Treatment

YH Global is at the forefront of integrating Artificial Intelligence (AI) into healthcare, transitioning from initial explorations to deep-seated implementations that prioritize medical data security and governance. With the market size of AI medical core software and AI medical robots in China projected to reach remarkable figures by 2025, we are committed to harnessing AI to revolutionize medical diagnosis, consultation, and treatment services.

Utilizing our strategic position in Hong Kong, we are introducing and promoting cutting-edge AI research findings to the market. Our initiatives include the development of a "robot family doctor" system offering personalized medication consultation and interaction, based on users' health data and preferences. This innovative approach not only personalizes healthcare but also makes it more accessible and efficient for patients.

YH Global's expansion into these three strategic areas underscores our commitment to leveraging technology and global resources to improve healthcare outcomes. Our endeavors in Platform Mall, Overseas Diagnosis and Treatment, and AI Medical Diagnosis and Treatment are poised to redefine healthcare experiences, making advanced, personalized, and efficient medical services a reality for our clientele.

Online Traditional Chinese Medicine Consulting Service and Strategic Cooperation

YRSH leverages its resources to offer client a range of Traditional Chinese Medicine (TCM) consulting services, including massage, acupuncture, moxibustion, herbal plaster application, and online traditional Chinese medicine consulting. This collaboration enables the implementation of cross-border customer demands and promotes the healthy development of TCM specialties.

Moreover, the online TCM consulting service offers a convenient and accessible platform for customers to seek professional medical advice, bridging geographical barriers and ensuring that individuals receive timely and reliable healthcare guidance. This innovative approach not only meets the demands of modern consumers but also showcases the companies' commitment to advancing healthcare solutions through technological innovation.

In addition, YRSH operates its domestic customer resources and delegates service provision to mainland Chinese company which is Hangzhou Hemu Med Station Technology Co., Ltd. (HMST) for customers requiring services such as massage, acupuncture, moxibustion, herbal plaster application, and more. YRSH also selects overseas customers in need of Traditional Chinese Medicine (TCM) products and services. Through collaboration with HMST, the company provides these customers with a range of TCM services, including general TCM, TCM techniques, meridian cupping, acupuncture, and others. This strategic cooperation enhances the company's ability to cater to diverse customer needs and expand its market presence.

Smart Medicine Cabinets

YRSH owns seven smart medicine cabinets. Each cabinet includes the physical cabinet structure, integrated software solutions, a ZTE micro-base station, Hikvision network surveillance systems, and medical insurance card read/write capabilities. The purchase price for each smart medicine cabinet is CNY 95,000, with the purchase contracts signed on October 30, 2023.

The smart medicine cabinets developed by Yu Run Sheng He represent a cutting-edge solution in medical asset management and patient care. These cabinets are designed to enhance the efficiency and security of medicine storage and dispensation. The embedded software supports real-time inventory tracking and automated restocking notifications, ensuring critical medicines are always available. The integrated ZTE micro-base station ensures seamless connectivity, vital for real-time data syncing and remote access functionalities. Hikvision’s surveillance systems provide robust security features to prevent unauthorized access and maintain stringent compliance with healthcare regulations. Additionally, the inclusion of medical insurance card reading and writing capabilities streamlines the billing and insurance verification processes, making these cabinets an integral part of modern healthcare infrastructure.

This integration of advanced technology into our smart medicine cabinets significantly boosts operational efficiency and supports the stringent requirements of healthcare facilities, aligning with current trends in healthcare technology and meeting the evolving needs of patients and providers alike.

Industry Overview

Surge in Telemedicine and Mobile Health

The mobile health industry in Hong Kong and China has experienced significant growth following the COVID-19 pandemic, with a notable shift towards digital health solutions and an increased interest in traditional medicine. Since the onset of COVID-19, telemedicine has seen a 50% increase in adoption among healthcare provides in China. In Hong Kong, mobile health apps have doubled in usage as patients seek contactless medical services.

Integration of Traditional Chinese Medicine (TCM)

In the post-COVID era, there has been a substantial rise in the adoption of telemedicine and mobile health applications. This shift was driven by the need for safer and more convenient access to healthcare without the risk of infection. Companies such as Ping An Good Doctor in China have been pioneers, initially offering services that allowed patients to consult doctors online, which later expanded to include e-commerce for health products. Similarly, platforms in Hong Kong such as DoctorNow, Doctor Q, Comedi Health have introduced services that combine traditional Chinese medical consultations with modern telemedicine technology. By 2021, online consultations for TCM rose by 30% in Hong Kong and 40% in mainland China, with platforms integrating herbal medicine consultations growing by over 20%.

Development of Health Ecosystems

The integration of traditional Chinese medicine (TCM) into these digital platforms has also become more prominent. This aligns with a growing public inclination towards holistic and preventive care approaches, which TCM offers. The digital health platforms are increasingly including TCM-based treatments, which are facilitated by online consultations and e-pharmacy services, making it easier for patients to access these treatments from the comfort of their homes. Investments in digital health ecosystems in Asia reached $5 billion in 2020, a 25% increase from 2019. These platforms now serve over a billion people across the region.

Market Response and Future Opportunities

The market size of the digital health sector in China is projected to grow to $10 billion by 2025, driven by increasing demand for personalized medicine and health monitoring technologies. The expansion of the mobile health sector is not just limited to consumer health tech. It also extends to creating comprehensive health ecosystems that include a network of providers, data-driven health intelligence systems, and robust technology platforms that ensure seamless care delivery.

Consumer Health Awareness and Technological Advancements

From the past few years, there has been a 40% increase in the adoption of health and wellness apps among Chinese consumers, with a significant spike in fitness and nutrition tracking. Market response has been strongly positive, with health tech innovators in China seeing substantial valuation increases, reflecting investor confidence in the sustained growth of this sector.

These segments provide a comprehensive overview of the mobile health industry's evolution in Hong Kong and China, supported by relevant data that highlights the rapid growth and transformative impact in the region.

Problems Our Customers Face

In the rapidly growing mobile health industry in Mainland China and Hong Kong, users and service providers may face several challenges that could affect their experience and efficiency in accessing or delivering healthcare services. Here are some potential problems that our customers could face:

1.Accessibility and Convenience: One of the primary challenges users face is the accessibility of healthcare services, particularly in remote or underserved areas. The lack of nearby healthcare facilities or specialists can delay diagnosis and treatment.

2.Quality and Reliability of Information: There is a prevalent issue with the reliability of health information online. Providing a platform with vetted, credible content from certified Western and Chinese medicine professionals ensures that users receive trustworthy medical advice.

3.Integration of Western and Chinese Medicine: Users often seek treatment options that combine Western and Chinese medical practices, but such integrative approaches are not widely available. A platform connecting users with professionals trained in both disciplines can offer comprehensive care solutions.

4.Advanced Management Systems: Managing healthcare data efficiently remains a challenge for users and providers. Implementing advanced management systems on the platform can streamline scheduling, patient record management, and treatment tracking.

5.International Network of Doctors in Hong Kong: Expatriates and travelers often find it difficult to navigate the local healthcare system. Providing access to an international network of doctors familiar with global healthcare standards and languages can make healthcare more accessible to this demographic.

6.Experienced Chinese Doctors for Online Consultations: There is significant demand for accessible traditional Chinese medicine (TCM) consultations. Offering services from experienced Chinese doctors for basic online consultations or diagnoses can help meet this demand.

Our Solution

Our platform can provide solutions to address these industry challenges and problems that our customers can possible face. By addressing these multifaceted challenges with tailored, user-centric solutions, our platform is strategically positioned to transform access to healthcare, effectively bridging the gap between modern technology and traditional practices to ensure comprehensive care that is accessible, reliable, and culturally competent:

1.Accessibility and Convenience

The platform offers telemedicine services that connect users with healthcare professionals, enabling medical consultation without the need for travel. This service is particularly beneficial for users in remote or densely populated urban areas, enhancing access to healthcare regardless of geographical location.

2.Quality and Reliability of Information

To address concerns about the reliability of health information online, the platform provides content that is rigorously vetted and sourced from certified professionals in both Western and Chinese medicine. This ensures that all medical advice and information are credible and trustworthy.

3.Integration of Western and Chinese Medicine

The platform facilitates the integration of Western and Chinese medical practices by connecting users with healthcare professionals trained in both disciplines. This approach allows for comprehensive care solutions that cater to a wider range of health needs and preferences.

4.Advanced Management Systems

To overcome challenges in managing healthcare data, the platform implements advanced management systems. These systems enhance the efficiency of scheduling, patient record management, and treatment tracking, ensuring a smooth operational flow for both users and providers.

5.International Network of Doctors in Hong Kong

For expatriates and travelers, the platform offers access to an international network of doctors who are familiar with global healthcare standards and multiple languages. This feature makes it easier for non-local users to navigate the healthcare system in Hong Kong.

6.Experienced Chinese Doctors for Online Consultations

Recognizing the demand for accessible consultations in traditional Chinese medicine, the platform provides services from experienced Chinese doctors. These professionals offer basic online consultations and diagnoses, making it convenient for users to access TCM services from anywhere.

Our Opportunity

We believe the market opportunity for our Solution is large and rapidly growing with strong tailwinds. We estimate the addressable market for our data platform to be approximately $2 billion, our analytics applications portfolio to be approximately $3 billion, and our professional services offerings to be approximately $3 billion, which in total is approximately $8 billion addressable market. We calculate our market opportunity from the number of health systems and risk-bearing entities that can benefit from our Solution using market pricing.

After the post-epidemic era, the online mobile healthcare market and TMC in Hong Kong, South East Asia and China market is expected to experience significant growth in the coming years. In Hong Kong, the market is forecasted to expand due to the increasing adoption of digital health solutions, driven by the aging population and rising healthcare costs. The demand for online healthcare services, such as telemedicine and health monitoring apps, is expected to grow as consumers seek convenient and accessible healthcare options.

In China, the online mobile healthcare market is also poised for substantial growth. The Chinese government's initiatives to promote digital healthcare, coupled with the increasing use of smartphones and internet penetration, are driving the expansion of this market. Additionally, the COVID-19 pandemic has accelerated the adoption of telemedicine and online health services, further fueling the growth of the market.

Overall, the online mobile healthcare market in Hong Kong and China presents a significant opportunity for growth and innovation. By leveraging this trend, companies can tap into a rapidly expanding market and offer valuable healthcare solutions to meet the evolving needs of consumers.

We intend to grow our addressable market through new product offerings, international expansion, market adjacency such as life sciences, and growth of relationships with risk-bearing entities.

Our Strengths

Our operational and financial success is based on the following key strengths:

•Geographical Reach and Accessibility: YRSH focus on expanding telemedicine and mobile services to underserved areas, such as rural regions in Mainland China, taps into a significant market gap. This not only helps in addressing healthcare disparities but also positions the company to capitalize on a large, untapped customer base, enhancing revenue prospects and market share.

•Diverse Service Offerings: The ability to enhance and diversify service offerings to include chronic disease management, pediatric care, and mental health services aligns with global market trends where there is a growing demand for specialized telehealth services. This diversification allows the company to cater to a broader range of healthcare needs, driving user engagement and increasing the customer base.

•Strong Traditional Chinese Medicine team with healthcare technology experience. YH Global and YRSH's expertise in Traditional Chinese Medicine (TCM) positions it as a leader in offering holistic and alternative healthcare solutions. With a comprehensive range of services including massage, acupuncture, moxibustion, and herbal plaster application, YRSH is well-equipped to meet the diverse needs of its customers. Moreover, the company's strategic networking efforts, such as collaborating with Hangzhou Hemu Med Station Technology Co., Ltd. for service provision, demonstrate its ability to leverage partnerships to expand its service offerings and market reach. This combination of TCM expertise and strategic networking underscores the company's strength in providing innovative and comprehensive healthcare solutions. YRSH distinguishes itself through its integration of healthcare technology with traditional practices. By combining cutting-edge technology with centuries-old TCM techniques, the company offers innovative solutions that enhance the effectiveness and accessibility of its services.

•International and Multilingual Capabilities: The focus on building an international network of doctors and offering services in multiple languages is a significant strength in cosmopolitan areas like Hong Kong. This approach helps to meet the diverse needs of expatriates and travelers, thus broadening the customer base and enhancing user satisfaction.

•Strong Partnership Networks: Your company has established strong partnerships with leading healthcare providers, technology firms, and educational institutions. These alliances enhance the platform's capabilities in delivering comprehensive health services and facilitate continuous improvement in care delivery. Leveraging these partnerships enables the company to stay at the cutting edge of healthcare innovations, even as it continues to develop its technological offerings like AI. This strategic network not only boosts the platform's credibility and service quality but also provides vital resources for expansion and adaptation to evolving healthcare needs.

•International and Multilingual Capabilities: The focus on building an international network of doctors and offering services in multiple languages is a significant strength in cosmopolitan areas like Hong Kong. This approach helps to meet the diverse needs of expatriates and travelers, thus broadening the customer base and enhancing user satisfaction.

•Marketing and Community Engagement: Strong marketing strategies and active community engagement help in building brand loyalty and trust among users. By effectively communicating the benefits of your platform and engaging with the community through health workshops and partnerships, the company can enhance its public image and attract new users.

•Recognized industry leader by multiple third parties. The strength of our Solution has been recognized by multiple third parties, including KLAS, Chilmark Research, and Black Book, as among the best in the industry. We have invested meaningful time and resources over the last decade to build a comprehensive and differentiated set of products and services, which is not easily replicated.

•Tenured management team with healthcare technology experience. Health YH Global is led by a team of healthcare and data veterans with many years of combined experience leading digital transformation at health systems, The unique combination of talent and experience across healthcare and technology, as well as our management team’s commitment to the Health YH Global Way, underpin everything we do.

Our Growth Strategies

Our growth strategies reflect our mission to be the YH Global for massive, measurable, data-informed healthcare improvement. We believe our focus on multiple channels, as well as our collaborative company culture, will contribute to high levels of sustainable growth. Our strategic levers to drive growth include:

1. Expand Customer Base Geographically: Focus on expanding the reach of the platform to new regions within Mainland China and Hong Kong, particularly targeting underserved rural areas and densely populated urban districts where healthcare access is limited. Leverage local partnerships and community outreach programs to raise awareness and increase adoption.

2. Enhance Service Offerings: Continuously add to the range of services offered on the platform. This could include specialized care areas such as mental health, pediatric, geriatric, and chronic disease management, which are increasingly in demand.

3. Deepen Traditional Chinese Medicine (TCM) Services: Invest in enhancing the depth and breadth of Traditional Chinese Medicine services offered, such as personalized TCM diagnostics, herbal medicine, and lifestyle advice. This could involve collaborating with renowned TCM practitioners and institutions to bring authenticity and trust to the services.

4. Technological Innovations and Integrations: Keep the platform at the cutting edge of technology by incorporating AI and machine learning for better diagnostics, personalized treatment plans, and predictive health analytics. Additionally, explore the integration of wearable health technology that can provide real-time health data to both patients and doctors.

5. Strengthen International Network: Develop and expand the international network of doctors in Hong Kong to cater to expatriates and tourists, ensuring they have access to healthcare in a variety of languages and medical traditions. This could help solidify the platform's reputation as a go-to solution for international healthcare needs in the region.

6. Marketing and Community Engagement: Increase marketing efforts to raise brand awareness, focusing on the unique selling proposition of integrating Western and Chinese medical practices. Engage with communities through health workshops, free consultation days, and partnerships with local organizations to build trust and educate potential users about the benefits of the platform.

Estimated Preliminary Results for the Three Months Ended 20240331 (Audited)

Set forth below are certain estimated preliminary unaudited financial results and other data for the three months ended _20240331_. Our audited interim consolidated financial statements for the three months ended __20240331____ are available now. These ranges are based on the information available to us as of the date of this prospectus and are subject to change. We have provided ranges, rather than specific amounts, because these results are preliminary. Our actual results may vary from the estimated preliminary results presented here due to the completion of our financial closing procedures, final adjustments, and other developments that may arise between now and the time the financial results for the three months ended June 30, 2019 are finalized. These are forward-looking statements and may differ from actual results. These estimates should not be viewed as a substitute for our full interim or annual financial statements prepared in accordance with GAAP. Accordingly, you should not place undue reliance on this preliminary data. See the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Selected Consolidated Financial and Other Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information regarding factors that could result in differences between the preliminary estimated ranges of certain of our financial and other data presented below and the actual financial and other data we will report for the three months ended __20240331_ The following estimated preliminary results have been prepared by, and are the responsibility of, management. Our independent registered public accounting firm, the auditor firm (CT International Ltd.) has not audited, reviewed, or performed any procedures with respect to the estimated preliminary financial results. Accordingly, CT International Ltd. does not express an opinion or any other form of assurance with respect thereto.

Corporate Information

Our principal executive and registered offices are located at Room 510, 5/F, Wayson Commercial Building, 28 Connaught Road West, Sheung Wan, Hong Kong, telephone number +852 2621 3288. At the same time, we use a corporate office located at RM 108E Hong Kong, Grand Century Place, Tower 1,17F, Mongkok, Kowloon. Our website is located at https://www.drec.com.hk/.

Research and Development

The Company’s R&D effort is market-oriented where it focuses on the software development and improving user experience . According to demands of the customers, the R&D department conducts new product projects, determines product development plans, designs technological processes, and converts the needs of the customers into technical data for internal production, achieving controllable costs under industrial production.

The Company’s R&D work is divided into two aspects: project R&D and technology R&D. Project R&D is quality planning of developing new products, mobile application trial production, testing of samples, pre-production review, review confirmation and submission for customers’ approval. Technology R&D refers to the design and verification of product molds, health product vending machines, website, online platform, optimization of product process plans, and resolution of major technical problems during the production process to ensure stable product quality.

At present, the Company’s core technologies mainly come from its technical team’s own R&D. We have not outsourced or cooperated with R&D departments in other companies to obtain core technologies.

Intellectual Property and Patents

YRSH has obtained the authorization for the following utility model patents through a general licensing agreement:

No.	Patent Name	Patent Type	Patent number	Date of Patent	Patent holder
1	A type of dynamic medication management cabinet	utility model	2021220000000
2	A type of hospital bed with integrated functions	utility model	202122100397X	From October 1,2023 to	Zhejiang Yunhe Intelligent
3	A type of adjustable surgical lamp	utility model	2021221009618	October 1,2025	Equipment Co., LTD
4	A type of advanced surgical instrument storage	utility model	2021221009478

YRSH. has entered into significant sales contracts as part of its business operations. One such contract is a patent licensing agreement with Hangzhou Hemu Med Station Technology Co., Ltd., where YRSH grants the use of several utility model patents. These patents include innovative healthcare technologies such as a bedside cabinet with a tablet-controlled adjustable stand, a smart bedside cabinet with an electronic product support, a smart medical cabinet with facial recognition, and a sterile air-circulating medical instrument cabinet.

The licensing period extends from October 20, 2023, to October 20, 2024. Hangzhou Hemu will pay a fixed fee plus 2% of the sales revenue generated from the licensed products. The fixed fee includes an upfront payment of CNY 400,000 in scheduled installments, enhancing cash flow predictability. Additionally, the 2% sales-based royalty, calculated on the net sales revenue, contributes to a steady income stream for YRSH. This strategic utilization of patents not only bolsters our financial position but also strengthens our market presence by enabling advanced medical solutions.

Moreover, YRSH has obtained authorization for the following utility model patents and copyrights through a general licensing agreement:

No.	Product Name	Application Date	Whetner Published	Copyright Registration Date	Registration Number	Expiration Date	Copyright Holder
1	Smart Dynamic Medication Management System Version V1.0	On May 5,2021	No	On October 13,2021	2021SR1501875
2	Integrated Functional Hospital Bed System Version V1.0	On September 8,2021	No	On October 26,2021	2021SR1567720	From October 1,2023 to	Zhejiang Yunhe Health
3	Smart Dynamic Surgical Instrument Management System V1.0	On September 6,2021	No	On October 26,2021	2021SR1567759	October 1,2025	Management Co., LTD
4	Advanced Integrated Hospital Bed System Version V1.0	On March 10,2021	No	On October 13,2021	2021SR1501904

The cooperation between Yu Run Sheng He Co., Ltd. ("YRSH") and Hangzhou Hemu Med Station Technology Co., Ltd. ("Counterparty") entails the licensing of the above copyrighted works. Under this agreement, the Company grants the Counterparty the right to use specific software products, including the "Smart Dynamic Medication Management System Version V1.0" and the "Smart Dynamic Surgical Instrument Management System V1.0" This license agreement is effective from October 20, 2023, to October 20, 2024.

In consideration for this license, the Counterparty is obligated to pay a total license fee of CNY 300,000. This amount is to be paid in three installments, with the first installment of CNY 150,000 due on January 20, 2024, the second installment of CNY 100,000 due on March 20, 2024, and the final installment of CNY 50,000 due on October 20, 2024.

This cooperation is significant for YRSH as it not only provides a revenue stream through the license fees but also enhances the Company's market position by allowing the Counterparty to utilize innovative healthcare solutions developed by the Company. The Company believes that this agreement will contribute positively to its financial performance and overall business strategy.

We expect to rely on, trade secrets, copyrights, know-how, trademarks, license agreements and contractual provisions to establish our intellectual property rights and protect our brand and services. These legal means, however, afford only limited protection and may not adequately protect our rights. Litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. Litigation could result in substantial costs and diversion of resources and management attention.

In addition, the laws of Hong Kong and the PRC may not protect our brand and services and intellectual property to the same extent as U.S. laws, if at all. We may be unable to fully protect our intellectual property rights in these countries.

We intend to seek the widest possible protection for significant product and process developments in our major markets through a combination of trade secrets, trademarks, copyrights and patents, if applicable. We anticipate that the form of protection will vary depending upon the level of protection afforded by the particular jurisdiction. We expect that our revenue will be derived principally from our operations in Hong Kong and China where intellectual property protection may be limited and difficult to enforce. In such instances, we may seek protection of our intellectual property through measures taken to increase the confidentiality of our findings.

We intend to register trademarks as a means of protecting the brand names of our companies and products. We intend protect our trademarks against infringement and also seek to register design protection where appropriate.

We rely on trade secrets and unpatentable know-how that we seek to protect, in part, by confidentiality agreements. We expect that, where applicable, we will require our employees to execute confidentiality agreements upon the commencement of employment with us. We expect these agreements to provide that all confidential information developed or made known to the individual during the course of the individual's relationship with us is to be kept confidential and not disclosed to third parties except in specific limited circumstances. The agreements will also provide that all inventions conceived by the individual while rendering services to us shall be assigned to us as the exclusive property of our company. There can be no assurance, however, that all persons who we desire to sign such agreements will sign, or if they do, that these agreements will not be breached, that we would have adequate remedies for any breach, or that our trade secrets or unpatentable know-how will not otherwise become known or be independently developed by competitors.

Competition

YRSH’s product has been endorsed and used by the Hong Kong government and is currently well established with user communities. As such YRSH’s competition in the COVID-19 rapid antigen test market is currently limited. YRSH’s competitive landscape may be significantly altered if new testing technology is introduced into the market by third parties. YRSH may face some prospective competitors when it expands to overseas markets, that have greater financial resources, broader product and service offerings, longer operating histories, larger customer base and greater brand recognition, or if they are controlled or subsidized by foreign governments, which will enable them to raise capital and enter into strategic relationships more easily. We believe that YRSH competes on the basis of a number of factors, including business model, operational capabilities, pricing, diversified services and service quality. There are competitors such as DrGo, HA Go, eHealth, Qualiy HealthCare, Doctor Now and Comedi Health App. However, they do not have a broad range of business sectors as YRSH and had experienced low number of their mobile applications downloads for the past few years. Hence, it is evident that YRSH holds a competitive advantage in both diversity of services and user engagement, positioning it well for sustained growth and market leadership in the evolving digital health landscape.

Employees and Consultants

YRSH has the following full time employees and consultants located at Hong Kong as set forth belows:
Executive officers - CEO	1
Executive officers - CMO	1
Executive officers - COO	1
Executive officers - CFO	1
Total	4

YRSH is required to contribute to the pension fund for all eligible employees in Hong Kong between the ages of eighteen and sixty five. YRSH is required to contribute a specified percentage of the participant’s income based on his or her age and wage level. YRSH has four executive officers in which three of them are also consultants in each of their area of expertises.

For the years ended March 31, 2022 and 2021, the pension contributions by YRSH were $2,504 and $387, respectively. For the year ended March 31,2024, the pension contributions by YRSH was $1516.77. YRSH has not experienced any significant labor disputes or any difficulties in recruiting staff for its operations.

Government And Industry Regulations

Through YRSH, our business is located in Hong Kong and is subject to the laws and regulations of Hong Kong governing businesses concerning, in particular labor, occupational safety and health, contracts, tort and intellectual property. Furthermore, YRSH needs to comply with the rules and regulations of Hong Kong governing the data usage and regular terms of service applicable to its potential customers or clients. As the information of YRSH’s potential customers or clients is preserved in Hong Kong, YRSH needs to comply with the Hong Kong Personal Data (Privacy) Ordinance.

If PRC authorities reinterpret PRC laws to apply to Hong Kong companies, YRSH may become subject to the laws and regulations of China governing businesses in general, including labor, occupational safety and health, contracts, tort and intellectual property. We may also become subject to foreign exchange regulations might limit our ability to convert foreign currency into Renminbi or Hong Kong Dollars, acquire any other PRC companies.

China

Recently, China has increased scrutiny and oversight of PRC companies seeking foreign investment or to list their securities overseas. The PRC has also been deepening their reach influence on Hong Kong to more closely align Hong Kong with the policies and governance of the PRC. Depending upon the political climate, YRSH may also in the future become subject to the laws and regulations of China governing businesses in general, including labor, occupational safety and health, contracts, tort and intellectual property. We may also become subject to foreign exchange regulations might limit our ability to convert foreign currency into Renminbi, acquire PRC companies, or limit the ability of YRSH to make dividend payments to YH Global.

Transfer Agent

Globex Transfer, LLC, located at 780 Deltona Blvd., Suite 202, Deltona, FL 32725 ,telephone number (813)344-4490, serves as our stock transfer agent.

Item 1B. Risk Factors.

Our business is subject to many risks and uncertainties, which may affect our future financial performance. If any of the events or circumstances described below occur, our business and financial performance could be adversely affected, our actual results could differ materially from our expectations. The risks and uncertainties discussed below are not the only ones we face. There may be additional risks and uncertainties not currently known to us or that we currently do not believe are material that may adversely affect our business and financial performance. You should carefully consider the risks described below, together with all other information included in this prospectus, including our financial statements and related notes, before making an investment decision. The statements contained in this prospectus that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and investors in our securities may lose all or part of their investment.

Risks Relating to Our Company and Our Industry

1. Regulatory Risks:

1. Complex Healthcare and Technology Regulations:

Diverse Jurisdictional Compliance: YUN HE, through its operations in Hong Kong and its outreach into mainland China, must navigate a labyrinth of healthcare-specific regulations, data protection laws, and technology use standards. The variance in regulatory frameworks across these regions requires meticulous compliance strategies, which can be resource-intensive and complex to manage.

Regulatory Approval Delays: The company's expansion and the introduction of new services are subject to regulatory approvals which can be significantly delayed by bureaucratic processes. These delays could defer project timelines and lead to missed market opportunities.

2. Data Privacy and Protection:

Strict Data Regulations: Operations in Hong Kong are subject to the Personal Data (Privacy) Ordinance (PDPO), and any engagement with mainland China must align with the Cybersecurity Law of the People's Republic of China, which imposes strict data localization and cross-border data transfer requirements. Compliance with these varying standards requires robust systems and processes, increasing operational costs.

Risk of Non-Compliance: Non-compliance with data protection regulations can lead to substantial fines, legal sanctions, and damage to reputation. For a company like YUN HE, which handles sensitive health data, ensuring compliance is not only regulatory but crucial for maintaining consumer trust.

3. Changes in Healthcare Legislation:

Impact of Legislative Reforms: Healthcare legislation in both Hong Kong and mainland China is subject to change due to ongoing reforms aimed at improving healthcare access and data security. Changes in legislation could require significant adjustments to operational practices, which might disrupt YUN HE’s business operations and strategic alignment.

Licensing and Certification Requirements: New or revised healthcare regulations could impose additional licensing or certification requirements for YUN HE’s services. Obtaining or renewing these certifications can be costly and time-consuming, potentially limiting the company’s ability to offer certain services or operate in preferred markets.

4. Intellectual Property Regulation:

IP Protection Challenges: Protecting intellectual property in cross-jurisdictional landscapes is fraught with challenges. Inconsistent intellectual property laws and enforcement between Hong Kong and mainland China can expose YUN HE to higher risks of IP theft or infringement, affecting competitive advantage and market positioning.

Dependence on Regulatory Compliance for IP Security: The effectiveness of intellectual property rights protection is heavily reliant on the regulatory environment. Any weaknesses in this environment could undermine YUN HE's efforts to secure its innovations and proprietary technologies.

5. Anticipatory Regulatory Strategy:

Proactive Regulatory Engagement: YUN HE maintains a proactive stance by engaging with regulatory bodies and participating in industry forums. This engagement helps anticipate changes in the regulatory landscape and align business strategies accordingly.

Regulatory Advisory Board: The establishment of a dedicated regulatory advisory board within the company ensures continuous monitoring and adaptation to regulatory changes. This board plays a critical role in strategy formulation and risk management, particularly in navigating the complexities of multi-jurisdictional regulations.

2. Market and Competitive Risks

1. Highly Competitive Industry Dynamics:

Intense Competition in Digital Healthcare: YUN HE operates in the rapidly evolving digital healthcare sector, which is characterized by fierce competition from both established healthcare providers and technology-driven startups. These competitors often have greater financial resources, more extensive R&D capabilities, and stronger brand recognition, which could limit YUN HE's market share and growth potential.

Innovation and Market Entry: The digital healthcare market is driven by continuous innovation. The entry of new players with innovative solutions can disrupt market dynamics and lead to pricing pressures, requiring YUN HE to continually innovate and adapt its offerings to maintain competitiveness.

2. Consumer Preferences and Market Acceptance:

Shifts in Consumer Behavior: Consumer preferences in healthcare are rapidly changing, with increasing demand for personalized and on-demand healthcare services. YUN HE's success depends on its ability to anticipate and respond to these changes effectively. Failure to align its services with consumer expectations could result in reduced demand and customer attrition.

Adoption of Digital Health Solutions: While the trend towards digital health solutions is growing, there remains a significant portion of the market that is skeptical or unaware of the benefits of such services. Overcoming these market barriers requires effective marketing strategies and educational initiatives to enhance user adoption and engagement.

3. Regulatory Influence on Market Dynamics:

Regulatory-Driven Market Shifts: Changes in healthcare regulations can rapidly alter market dynamics, either by opening up new opportunities or by imposing restrictions that could constrain YUN HE’s operational scope. For instance, new data privacy laws could impact the way digital health services are delivered and monetized.

Insurance and Reimbursement Policies: The extent to which digital healthcare services are covered by insurance policies and government reimbursement schemes significantly affects consumer adoption. Lack of coverage or unfavorable reimbursement rates can deter potential users from adopting YUN HE's services.

4. Pricing and Cost Structure Pressures:

Cost Sensitivity: As healthcare costs continue to rise globally, cost efficiency becomes increasingly important. YUN HE must manage its pricing strategies carefully to balance affordability for consumers and the need to cover operational costs and generate profits.

Impact of Scale on Costs: YUN HE's ability to achieve economies of scale is crucial in managing unit costs and staying competitive. However, scaling operations, particularly in diverse markets, presents significant logistical and financial challenges.

5. Strategic Alliances and Partnerships:

Dependence on Strategic Partnerships: YUN HE's business model involves collaborations with healthcare providers, technology firms, and other partners. While these alliances can provide competitive advantages, they also pose risks related to dependency, partner alignment, and potential conflicts of interest.

Challenges in Managing Joint Ventures: Effective management of joint ventures and partnerships is critical. Misalignment of strategic objectives, cultural clashes, or operational discrepancies between YUN HE and its partners could jeopardize collaborative projects and impact overall business performance.

6. Long-Term Sustainability:

Sustaining Growth in Competitive Markets: Maintaining long-term growth amidst intense competition and market saturation poses significant challenges. YUN HE must continuously explore new markets, develop new products, and enhance existing offerings to sustain growth and profitability.

Environmental, Social, and Governance (ESG) Factors: Increasingly, companies are evaluated based on their ESG performance. YUN HE’s ability to integrate and demonstrate strong ESG practices can influence consumer preference, investor relations, and competitive positioning.

3. Technological Risks:

1. Rapid Pace of Technological Change:

Obsolescence Risk: The digital healthcare industry is characterized by rapid technological advancements. YUN HE faces the risk of its technology becoming obsolete if it fails to continuously innovate and upgrade its platform. Staying abreast of emerging technologies like artificial intelligence, blockchain, and advanced data analytics is crucial to maintain competitiveness and relevance.

Investment in Innovation: To mitigate the risk of obsolescence, YUN HE must commit significant resources to research and development. However, high R&D expenditures do not always guarantee successful innovation or market acceptance, posing a financial risk if new technologies fail to generate expected returns.

2. Reliance on Complex Information Systems:

System Failures and Downtime: YUN HE’s operations heavily rely on the continuous functionality of its information systems. System failures, software bugs, or disruptions in the operational infrastructure could lead to service interruptions, affecting customer satisfaction and trust. Ensuring robust system architecture and redundancy is essential to minimize downtime risks.

Scaling Challenges: As YUN HE expands, its technology infrastructure must scale accordingly. Failure to effectively scale the IT systems can lead to operational inefficiencies and degraded service quality. Managing this growth requires careful planning and substantial investment.

3. Cybersecurity Threats and Data Breaches:

Data Security Risks: Handling sensitive health data makes YUN HE a target for cyberattacks. Data breaches could lead to significant financial liabilities, regulatory penalties, and damage to the company's reputation. Implementing state-of-the-art cybersecurity measures and regular security audits are critical to safeguarding data integrity and privacy.

Compliance with Data Protection Laws: Adherence to stringent data protection regulations, such as GDPR in Europe and similar laws in other jurisdictions, is mandatory. Non-compliance can result in hefty fines and legal actions, necessitating a comprehensive data governance framework to ensure compliance across all operations.

4. Dependence on Third-Party Technologies:

Vendor Risks: YUN HE relies on third-party vendors for certain technology solutions and components. Any disruptions in the supply of these technologies, whether due to financial instability of the vendor, technological faults, or termination of contracts, could impact YUN HE’s service delivery and operational capabilities.

Integration Issues: Integrating third-party technologies with YUN HE’s existing systems can present compatibility challenges, potentially leading to increased costs and project delays. Effective vendor management and thorough testing of all integrated systems are essential to mitigate these risks.

5. Intellectual Property Challenges:

Protection of Proprietary Technology: Ensuring robust intellectual property protection in multiple jurisdictions is challenging but essential. Infringement of IP rights could erode competitive advantages and result in financial losses.

Litigation Risks: YUN HE may face legal challenges regarding the use of proprietary technologies, patents, or copyrights. Such litigation can be costly and divert management's attention from core business activities.

6. Technological Adoption and User Acceptance:

User Resistance: Despite the advantages of digital health solutions, user resistance due to lack of technological literacy or trust in digital platforms can hinder adoption rates. YUN HE must invest in user education and build user-friendly interfaces to enhance acceptance.

Change Management: Implementing new technologies requires significant change management efforts to ensure that all stakeholders, including employees, partners, and customers, are on board and capable of using the new systems effectively.

4. Financial Risks

1. Capital and Funding Risks:

Access to Capital: YUN HE's growth and expansion initiatives require substantial capital investment. Access to additional funds through equity or debt financing is critical, but market conditions or changes in credit ratings could limit this access and impose unfavorable terms.

Sustainability of Funding Sources: Relying on external financing exposes YUN HE to market volatility and economic downturns, which can affect the availability and cost of capital. Maintaining a diversified funding base and strong financial covenants is essential to manage this risk.

2. Liquidity Management:

Cash Flow Constraints: Managing operational cash flow is crucial, especially given the capital-intensive nature of technological and market expansions. Inadequate liquidity management can hinder YUN HE's ability to meet its ongoing expenses and invest in strategic initiatives.

Working Capital Requirements: The need to manage working capital efficiently becomes more pronounced as YUN HE grows. Delays in receivables, inefficient inventory management, or unplanned operational expenses can strain liquidity.

3. Credit Exposure:

Counterparty Risk: YUN HE deals with various business partners, including suppliers, customers, and financial institutions. The financial instability of any significant counterparty can lead to financial losses.

Credit Terms and Conditions:  Extending credit to customers in competitive markets is sometimes necessary, but it increases the risk of bad debts. Stringent credit control measures and regular credit risk assessments are vital to minimize potential credit losses.

4. Interest Rate and Foreign Exchange Risk:

Interest Rate Fluctuations: Changes in interest rates can significantly affect YUN HE’s borrowing costs and investment income. Interest rate risk management strategies, such as fixing rates or using derivatives, are important to mitigate this risk.

Currency Risk: As YUN HE operates in multiple countries, it faces currency exchange risks. Revenues and expenses incurred in foreign currencies can fluctuate due to changes in exchange rates, impacting profitability. Using natural hedges, currency forward contracts, and other financial instruments helps manage this exposure.

5. Investment Risks:

Asset Impairments: Investments in technology, property, and equipment are susceptible to obsolescence or reduced value due to market changes or adverse operational developments. Regular impairment reviews and prudent asset management policies are required to address this risk.

Portfolio Management: Managing the investment portfolio to ensure adequate returns and minimize losses from financial assets is crucial. Diversification and conservative investment policies can help mitigate market and credit risks associated with the investment portfolio.

6. Financial Reporting and Control:

Accuracy of Financial Statements: Ensuring the accuracy and reliability of financial reporting is paramount. Misstatements or inaccuracies in financial disclosures can lead to regulatory penalties, loss of investor confidence, and legal challenges.

Internal Controls: Strong internal controls and auditing processes are essential to prevent financial fraud and errors. Continuous improvement in financial control systems and compliance with international accounting standards safeguard the integrity of financial reporting.

5. Intellectual Property Risks

1. Risk of Infringement Claims:

Exposure to Litigation: YUN HE operates in the highly innovative digital healthcare sector, which often leads to intellectual property disputes. The company may face allegations of patent infringement or intellectual property theft, which could result in costly litigation and require significant time and resources to defend.

Consequences of Infringement Claims: Successful claims against YUN HE could lead to substantial damages, compulsory licensing fees, or injunctions that could force the company to cease using crucial technologies or operations that are found to infringe on third-party rights.

2. Protection and Enforcement Challenges:

Difficulty in Protecting IP: Given the global nature of YUN HE’s operations, effectively securing and maintaining intellectual property rights across different jurisdictions can be challenging. Differences in intellectual property laws, the cost of securing international patents, and enforcement issues can impede the company's ability to protect its assets fully.

Enforcement Limitations: Even with robust intellectual property protections in place, the practical enforcement of these rights can be limited, especially in regions with weak legal frameworks for IP protection. This could allow competitors to imitate YUN HE’s products and services, potentially diluting the company’s market share and competitive advantage.

3. Dependence on Proprietary Know-How and Technology:

Risk of Knowledge Leakage: Much of YUN HE’s competitive advantage lies in its proprietary know-how and technologies, which are not fully protectable by patents. The risk of current or former employees divulging sensitive information to competitors or starting rival enterprises poses a continuous threat.

Safeguarding Measures: Implementing stringent confidentiality agreements, non-compete clauses, and robust security protocols are essential to safeguarding proprietary knowledge. However, these measures may not provide absolute security and may be legally challenging to enforce in certain jurisdictions.

4. Patent Portfolio Management:

Costs and Resource Allocation: Managing and expanding a patent portfolio involves significant costs and resource allocation. The financial burden includes patent application fees, attorney fees, and the cost of defending patents against oppositions or revocations in various jurisdictions.

Strategic Patenting Decisions: Decisions regarding where and when to file for patents, how to structure the patent portfolio, and when to abandon or enforce patent rights can have substantial implications for YUN HE’s business strategy and financial health.

5. Innovation and R&D Exposure:

Rapid Technological Obsolescence: In the fast-evolving tech landscape, there is a risk that patented technologies may become obsolete before YUN HE can fully capitalize on them. Continuous innovation and R&D are required to stay ahead, but this also leads to cycles of continuous investment with uncertain returns.

R&D Output Protection: The outputs of research and development are crucial assets that need protection. Failing to secure IP rights promptly after innovation can lead to lost opportunities and allow competitors to capitalize on YUN HE’s R&D efforts.

6. Operational Risks

1. Dependence on Key Operational Systems:

System Failures and Downtime: YUN HE relies heavily on complex operational systems to manage its digital healthcare services. Failures or unexpected downtime in these systems can disrupt service delivery, potentially leading to client dissatisfaction and financial losses.

Maintenance and Upgrades: Regular maintenance and upgrades are necessary to ensure the reliability and security of operational systems. Delays or failures in executing these updates could impair operational capabilities and expose the company to security vulnerabilities.

2. Supply Chain Vulnerabilities:

Supplier Dependence: YUN HE depends on a range of suppliers for hardware, software, and various services essential for its operations. Disruptions in the supply chain, whether due to financial instability of suppliers, logistical issues, or political unrest, can significantly impact the company's ability to deliver services.

Quality Control: Managing quality across a diverse and global supply chain poses significant challenges. Failures in quality control can lead to inferior product offerings, affecting the brand's reputation and customer satisfaction.

3. Human Resource Risks:

Talent Recruitment and Retention: The success of YUN HE largely depends on its ability to attract and retain skilled professionals in competitive fields such as technology development, healthcare, and data security. Shortages of skilled personnel or high turnover rates can hinder the company’s growth and innovation capacity.

Workforce Management: Effective management of a diverse workforce across various regions requires robust human resource policies and practices. Mismanagement can lead to labor disputes, decreased employee morale, and reduced productivity.

4. Geographical and Environmental Risks:

Operational Disruption from Natural Disasters: Given YUN HE's global operational footprint, it is exposed to various environmental risks including natural disasters which could disrupt operations in critical regions. Planning and recovery from such events require substantial resources and can divert attention from core operations.

Climate Change Impacts: Changes in environmental regulations related to climate change can impose new operational requirements and costs. Adapting business practices to be more environmentally sustainable while maintaining profitability is an ongoing challenge.

5. Project Management Risks:

Complex Project Implementations: YUN HE undertakes complex projects that involve new product developments and service expansions. These projects carry risks related to delays, higher than expected costs, and failure to meet project objectives, which can affect financial results and strategic goals.

Integration Risks: Successfully integrating new technologies or business acquisitions into existing operations is crucial. Poor integration can lead to operational disruptions, wasted investment, and failure to achieve the synergies expected from such ventures.

6. Compliance and Regulatory Enforcement Risks:

Changes in Regulations:** Constant changes in global regulatory landscapes can impose new compliance obligations unexpectedly. Adapting to these changes requires agile compliance mechanisms and can incur significant costs.

Legal Compliance:** Failure to comply with applicable laws and regulations can lead to legal penalties, fines, and damage to the company's reputation. Ensuring compliance in all operational aspects is crucial but resource-intensive.

7. Geopolitical and Economic Risks

1. Political Instability and Regulatory Changes:

Volatile Political Climates: YUN HE operates in regions that may experience political instability or significant regulatory changes, particularly in Hong Kong and its interactions with mainland China. Such environments can lead to abrupt changes in business conditions, affecting market operations and strategic decisions.

Government Interventions: Increased government intervention in healthcare and technology sectors, including changes in policies, trade restrictions, or tariffs, can adversely impact YUN HE’s operational freedom and profitability.

2. Economic Fluctuations:

Global Economic Downturns: Economic downturns in key markets could lead to reduced spending on healthcare technology, affecting YUN HE’s revenue streams. Such downturns can also impact funding availability, increase the cost of capital, and intensify competition.

Inflation and Cost Increases: Inflationary pressures can lead to increased operational costs, including wages, materials, and overheads. Managing these costs without compromising service quality or profitability requires strategic planning and operational efficiency.

3. Market Access and Trade Barriers:

Restrictions on Market Entry: Regulatory barriers or protectionist trade policies can restrict YUN HE’s ability to enter or expand in certain markets. These barriers may include stringent licensing requirements, local partnership mandates, or prohibitive operational regulations.

Intellectual Property Rights Enforcement: Weak enforcement of intellectual property rights in certain jurisdictions can limit YUN HE’s ability to protect its innovations from unauthorized use or imitation, affecting competitive advantage and revenue generation.

4. Currency Exchange and Repatriation Risks:

Exchange Rate Volatility: Since YUN HE operates in multiple currencies, fluctuations in exchange rates can significantly impact financial reporting and profitability. Managing foreign exchange risk requires sophisticated financial strategies and hedging mechanisms.

Capital Repatriation: Restrictions on the repatriation of earnings, particularly from countries with strict currency control laws, can affect YUN HE’s ability to reallocate resources effectively across its operations.

5. Social and Cultural Challenges:

Cultural Misalignments: Expanding into new geographic areas involves navigating diverse cultural landscapes. Misunderstanding local customs and societal norms can lead to marketing missteps, product mismatches, and reduced market penetration.

Social Unrest: Social instability, protests, or significant public dissent can disrupt YUN HE’s operations, affect employee safety, and damage physical assets.

6. Environmental Compliance and Sustainability Issues:

Environmental Regulations: Increasingly stringent environmental regulations across the globe require YUN HE to invest in sustainable practices. Non-compliance with such regulations can result in fines, penalties, and reputational damage.

Impact of Climate Change: The physical impacts of climate change, including extreme weather conditions and natural disasters, can disrupt YUN HE’s operations and supply chains, necessitating robust disaster recovery and business continuity plans.

Risks Relating to Doing Business in Hong Kong

The PRC government has significant oversight and discretion over the conduct of a Hong Kong company’s business operations, may exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may intervene or influence YRSH’s operations at any time, and may limit or completely hinder our ability to offer or continue to offer securities to investors, which could result in a material change in our operations and/or cause the value of such securities to significantly decline or be worthless, as the government deems appropriate to further regulatory, political and societal goals.

The PRC government may intervene or influence YRSH’s operations at any time with little to no advanced notice, which could result in a material change in our operations and/or the value of YH Global’s common stock. For example, the PRC government has recently published new policies that significantly affected certain industries such as the education and internet industries, and we cannot rule out the possibility that it will in the future release regulations or policies regarding any industry that could adversely affect the business, financial condition and results of operations of our company. Furthermore, the PRC government has also recently indicated an intent to exert more oversight and control over securities offerings and other capital markets activities that are conducted overseas and foreign investment in China-based companies. Any such action, once taken by the PRC government, could significantly limit or completely hinder YH Global’s ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless.

Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We believe YRSH is not subject to cybersecurity review with the Cyberspace Administration of China, or CAC, given that: (i) YRSH’s products and services are offered not directly to individual users but through our institutional customers; (ii) we do not possess a large amount of personal information in our business operations; and (iii) data processed in YRSH’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities.

We believe that YRSH is not subject to merger control review by China’s anti-monopoly enforcement agency due to the level of our revenues and the fact that we currently do not expect to propose or implement any acquisition of control of, or decisive influence over, any company with revenues within China of more than RMB400 million. Currently, these statements and regulatory actions have had no impact on YRSH’s daily business operation, our ability to accept foreign investments and list the securities of YH Global on an U.S. or other foreign exchange. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on YRSH’s daily business operation, our ability to accept foreign investments and list the securities YH Global on an U.S. or other foreign exchange.

We face the risk that changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the Hong Kong and the profitability of such business.

Through YRSH, our business and assets are primarily located in Hong Kong. Accordingly, economic, political and legal developments in Hong Kong and the PRC will significantly affect our business, financial condition, results of operations and prospects. Policies of the PRC government can have significant effects on economic conditions in Hong Kong. While we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and that business development in the PRC will continue to follow market forces, we cannot assure you that this will be the case.  Our interests may be adversely affected by changes in policies by the PRC government, including:

•Changes in laws, regulations or their interpretation especially with respect to application of PRC tax, labor, currency restriction and other laws to Hong Kong operations;

•Confiscatory taxation or changes in taxation;

•Currency revaluations or restrictions on currency conversion, imports or sources of supplies, or ability to continue as a for-profit enterprise;

•Expropriation or nationalization of private enterprises; and

•The allocation of resources.

Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that YRSH may be able to conduct in Hong Kong and accordingly on the results of our operations and financial condition.

YRSH’s business operations may be adversely affected by the current and future political environment in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. We expect the Hong Kong and PRC legal systems to rapidly evolve in the near future with the Hong Kong legal system becoming closer aligned with legal system in China. There is a risk that the PRC government will intervene or influence our operations at any time, including exerting more oversight and control over companies operating in Hong Kong and the PRC, offerings conducted overseas and or foreign investment in Hong Kong and PRC based issuers, which could result in a material change in our operations and or the value of our common stock. These actions may be reflected in the changing interpretations and enforcement of many laws, regulations and rules in Hong Kong and the PRC that may not always be uniform and with little to no advance notice. YRSH’s business operations and its ability to operate in Hong Kong, and DH Enchantment, Inc’s ability offer or continue to offer securities to investors and continue to invest in Hong Kong and or PRC based issuers may be harmed by these changes in laws and regulations, including those relating to taxation, import and export tariffs, healthcare regulations, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong or particular regions thereof, and could limit or completely hinder YH Global’s ability to offer or continue to offer securities to investors or require us to divest ourselves of any interest we then hold in Hong Kong properties or joint ventures. Any such actions (including divesture or similar actions) could result in a material adverse effect on us and on your investment in YH Global and could cause the value of YH Global’s securities and your investment in YH Global’s securities to significantly decline or be worthless.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business. Only after 1979 did the Chinese government begin to promulgate a comprehensive system of laws that regulate economic affairs in general, deal with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade, as well as encourage foreign investment in China. Although the influence of the law has been increasing, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. Also, because these laws and regulations are relatively new, and because of the limited volume of published cases and their lack of force as precedents, interpretation and enforcement of these laws and regulations involve significant uncertainties. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. In addition, there have been constant changes and amendments of laws and regulations over the past 30 years in order to keep up with the rapidly changing society and economy in China. Because government agencies and courts that provide interpretations of laws and regulations and decide contractual disputes and issues may change their interpretation or enforcement very rapidly with little advance notice at any time, we cannot predict the future direction of Chinese legislative activities with respect to either businesses with foreign investment or the effectiveness on enforcement of laws and regulations in China. The uncertainties, including new laws and regulations and changes of existing laws, as well as, may cause possible problems to foreign investors.

Although the PRC government has been pursuing economic reform policies for more than two decades, the PRC government continues to exercise significant control over economic growth in the PRC through the allocation of resources, controlling payments of foreign currency, setting monetary policy and imposing policies that impact particular industries in different ways. We cannot assure you that the PRC government will continue to pursue policies favoring a market oriented economy or that existing policies will not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting political, economic and social life in the PRC.

According to Article 177 of the Securities Law of the PRC (“Article 177”), overseas securities regulatory authorities are prohibited from engaging in activities pertaining to investigations or evidence collection directly conducted within the territories of the PRC, and Chinese entities or individuals are further prohibited from providing documents and information in connection with securities business activities to any organizations and/or persons abroad without the prior consent of the securities regulatory authority of the State Council and the competent departments of the State Council. As of the date of this prospectus, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177.

We believe Article 177 is only applicable where the activities of overseas authorities constitute a direct investigation or evidence collection by such authorities within the territory of the PRC. In the event that the U.S. securities regulatory agencies carry out an investigation on us such as an enforcement action by the Department of Justice, the SEC or other authorities, such agencies’ activities will constitute conducting an investigation or collecting evidence directly within the territory of the PRC and accordingly fall within the scope of Article 177. In that case, the U.S. securities regulatory agencies may have to consider establishing cross-border cooperation with the securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or establishing a regulatory cooperation mechanism with the securities regulatory authority of the PRC. However, there is no assurance that the U.S. securities regulatory agencies will succeed in establishing such cross-border cooperation in this particular case and/or establish such cooperation in a timely manner.

Furthermore, as Article 177 is a recently promulgated provision, it remains unclear as to how it will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As such, there are uncertainties as to the procedures and requisite timing for the U.S. securities regulatory agencies to conduct investigations and collect evidence within the territory of the PRC. The HFCAA requires the PCAOB be permitted to inspect the issuer's public accounting firm within three years. This three-year period will be shortened to two years if the Accelerating Holding Foreign Companies Accountable Act is enacted. If the U.S. securities regulatory agencies are unable to conduct such investigations, there exists a risk that they may determine to suspend or de-register YH Global’s registration with the SEC and may also delist its securities from applicable trading markets within the US.

Adverse regulatory developments in China may subject us to additional regulatory review, and additional disclosure requirements and regulatory scrutiny to be adopted by the SEC in response to risks related to recent regulatory developments in China may impose additional compliance requirements for companies like us with Hong Kong-based operations, all of which could increase our compliance costs, subject us to additional disclosure requirements.

The recent regulatory developments in China, in particular with respect to restrictions on China-based companies raising capital offshore, may lead to additional regulatory review in China over our financing and capital raising activities in the United States. In addition, we may be subject to industry-wide regulations that may be adopted by the relevant PRC authorities, which may have the effect of limiting YRSH’s service offerings, restricting the scope of YRSH’s operations in Hong Kong, or causing the suspension or termination of YRSH’s business operations in Hong Kong entirely, all of which will materially and adversely affect our business, financial condition and results of operations. We may have to adjust, modify, or completely change YRSH’s business operations in response to adverse regulatory changes or policy developments, and we cannot assure you that any remedial action adopted by us can be completed in a timely, cost-efficient, or liability-free manner or at all.

YRSH may become subject to a variety of laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection. YRSH may be liable for improper use or appropriation of personal information provided by YRSH’s customers.

While YRSH is currently not subject to the laws and regulations in the PRC regarding privacy, data security, cybersecurity, and data protection, there can be no assurance that such laws will continue to be inapplicable to YRSH in the future as these laws and regulations are continuously evolving and developing. The scope and interpretation of the laws that are or may be applicable to YRSH are often uncertain and may be conflicting, particularly with respect to foreign laws. In particular, there are numerous laws and regulations regarding privacy and the collection, sharing, use, processing, disclosure, and protection of personal information and other user data. Such laws and regulations often vary in scope, may be subject to differing interpretations, and may be inconsistent among different jurisdictions.

We expect to obtain information about various aspects of YRSH’s operations as well as regarding YRSH’s employees and third parties. YRSH also maintains information about various aspects of its operations as well as regarding its employees. The integrity and protection of YRSH’s customer, employee and company data is critical to YRSH’s business. YRSH’s customers and employees expect that it will adequately protect their personal information. YRSH is required by applicable laws to keep strictly confidential the personal information that we collect, and to take adequate security measures to safeguard such information.

The PRC Criminal Law, as amended by its Amendment 7 (effective on February 28, 2009) and Amendment 9 (effective on November 1, 2015), prohibits institutions, companies and their employees from selling or otherwise illegally disclosing a citizen’s personal information obtained during the course of performing duties or providing services or obtaining such information through theft or other illegal ways. On November 7, 2016, the Standing Committee of the PRC National People’s Congress issued the Cyber Security Law of the PRC, or Cyber Security Law, which became effective on June 1, 2017.

Pursuant to the Cyber Security Law, network operators must not, without users’ consent, collect their personal information, and may only collect users’ personal information necessary to provide their services. Providers are also obliged to provide security maintenance for their products and services and shall comply with provisions regarding the protection of personal information as stipulated under the relevant laws and regulations.

The Civil Code of the PRC (issued by the PRC National People’s Congress on May 28, 2020 and effective from January 1, 2021) provides main legal basis for privacy and personal information infringement claims under the Chinese civil laws. PRC regulators, including the Cyberspace Administration of China, MIIT, and the Ministry of Public Security have been increasingly focused on regulation in the areas of data security and data protection.

The PRC regulatory requirements regarding cybersecurity are constantly evolving. For instance, various regulatory bodies in China, including the Cyberspace Administration of China, the Ministry of Public Security and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. In April 2020, the Chinese government promulgated Cybersecurity Review Measures, which came into effect on June 1, 2020. According to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security.

In November 2016, the Standing Committee of China’s National People’s Congress passed China’s first Cybersecurity Law (“CSL”), which became effective in June 2017. The CSL is the first PRC law that systematically lays out the regulatory requirements on cybersecurity and data protection, subjecting many previously under-regulated or unregulated activities in cyberspace to government scrutiny. The legal consequences of violation of the CSL include penalties of warning, confiscation of illegal income, suspension of related business, winding up for rectification, shutting down the websites, and revocation of business license or relevant permits. In April 2020, the Cyberspace Administration of China and certain other PRC regulatory authorities promulgated the Cybersecurity Review Measures, which became effective in June 2020. Pursuant to the Cybersecurity Review Measures, operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. On September 1, 2021, the Standing Committee of the NPC adopted the PRC Data Security Law which sets forth the data security protection obligations for entities and individuals handling personal data, including that no entity or individual may acquire such data by stealing or other illegal means, and the collection and use of such data should not exceed the necessary limits. On February 15, 2022, the Measures for Cybersecurity Review issued by the Cyberspace Administration of China in July 2021 became effective (the “2021 Measures”). The 2021 Measures required that, in addition to “operator of critical information infrastructure,” any “data processor” carrying out data processing activities that affect or may affect national security should also be subject to cybersecurity review, and further elaborated the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. Article 7 of the 2021 Measures states that “Where any network platform operator who possesses the personal information of more than one million users seeks foreign listings (“国外上市”), it shall file an application with the Office of Cybersecurity Review for cybersecurity review.” The cybersecurity review will also investigate the potential national security risks from overseas IPOs.

We believe that YRSH is not subject to the cybersecurity review by the CAC under the 2021 Measures, given that: (i) YRSH does not possess a large amount of personal information in its business operations; and (ii) data processed in YRSH’s business does not have a bearing on national security and thus may not be classified as core or important data by the authorities. In making this determination, we relied on the legal opinion of Ravenscroft & Schmierer. However, there remains uncertainty as to how the 2021 Measures will be interpreted or implemented and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the 2021 Measures. If any such new laws, regulations, rules, or implementation and interpretation comes into effect, we will take all reasonable measures and actions to comply and to minimize the adverse effect of such laws on us. The costs of compliance with, and other burdens imposed by, CSL and any other cybersecurity and related laws may limit the use and adoption of YRSH’s products and services and could have an adverse impact on its business.

We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and there is no assurance that we can fully or timely comply with such laws. In the event that YRSH is subject to any mandatory cybersecurity review and other specific actions required by the CAC, we face uncertainty as to whether any clearance or other required actions can be timely completed, or at all. Given such uncertainty, YRSH may be further required to suspend or shut down its relevant business, cease the trading of YH Global’s securities on the OTC Markets or face other penalties, which could materially and adversely affect our business, financial condition, and results of operations. We do not know what additional regulations will be adopted or how such regulations will affect us and the trading of YH Global’s securities on the OTC Markets.

Under the PRC enterprise income tax law, we may be classified as a “PRC resident enterprise”, which could result in unfavorable tax consequences to us and YH Global’s shareholders and have a material adverse effect on our results of operations and the value of your investment.

Under the PRC enterprise income tax law that became effective on January 1, 2008, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. On April 22, 2009, the State Administration of Taxation, or the SAT, issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprise on the Basis of De Facto Management Bodies, or SAT Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Further to SAT Circular 82, on August 3, 2011, the SAT issued the Administrative Measures of Enterprise Income Tax of Chinese-Controlled Offshore Incorporated Resident Enterprises (Trial), or SAT Bulletin 45, which became effective on September 1, 2011, to provide more guidance on the implementation of SAT Circular 82.

According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be considered a PRC tax resident enterprise by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following conditions are met: (a) the senior management and core management departments in charge of its daily operations function have their presence mainly in the PRC; (b) its financial and human resources decisions are subject to determination or approval by persons or bodies in the PRC; (c) its major assets, accounting books, company seals, and minutes and files of its board and shareholders’ meetings are located or kept in the PRC; and (d) not less than half of the enterprise’s directors or senior management with voting rights habitually reside in the PRC. SAT Bulletin 45 further clarifies the resident status determination, post-determination administration as well as competent tax authorities.

Although SAT Circular 82 and SAT Bulletin 45 only apply to offshore incorporated enterprises controlled by PRC enterprises or PRC enterprise group instead of those controlled by PRC individuals or foreigners, the determination criteria set forth therein may reflect SAT’s general position on how the term “de facto management body” could be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises, individuals or foreigners.

We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes even if the standards for “de facto management body” prescribed in the SAT Circular 82 are applicable to us. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that we or any of our subsidiaries outside of China is a PRC resident enterprise for enterprise income tax purposes, we may be subject to PRC enterprise income on our worldwide income at the rate of 25%, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Although dividends paid by one PRC tax resident to another PRC tax resident should qualify as “tax-exempt income” under the enterprise income tax law, we cannot assure you that dividends by our Hong Kong subsidiary to our British Virgin Islands holding company or Nevada holding company will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax on dividends, and the PRC tax authorities have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes.

Non-PRC resident holders of YH Global’s common stock may also be subject to PRC withholding tax on dividends paid by us and PRC tax on gains realized on the sale or other disposition of common stock, if such income is sourced from within the PRC. The tax would be imposed at the rate of 10% in the case of non-PRC resident enterprise holders and 20% in the case of non-PRC resident individual holders. In the case of dividends, we would be required to withhold the tax at source. Any PRC tax liability may be reduced under applicable tax treaties or similar arrangements. Although our holding companies are incorporated in Nevada and the British Virgin Islands, it remains unclear whether dividends received and gains realized by non-PRC resident holders of YH Global’s common stock will be regarded as income from sources within the PRC if we are classified as a PRC resident enterprise. Any such tax will reduce the returns on your investment in YH Global’s common stock.

We cannot assure you that the PRC tax authorities will not, at their discretion, adjust any capital gains and impose tax return filing and withholding or tax payment obligations with respect to any internal restructuring, and our Hong Kong subsidiary may be requested to assist in the filing. Any PRC tax imposed on a transfer of our shares not through a public stock exchange, or any adjustment of such gains would cause us to incur additional costs and may have a negative impact on the value of your investment in YH Global

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

We face uncertainties regarding the reporting on and consequences of private equity financing transactions involving the transfer of shares in YH Global by non-resident investors. In February 2015, the SAT issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or SAT Bulletin 7, as amended in 2017. Pursuant to this bulletin, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to SAT Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consist of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. SAT Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

There is uncertainty as to the application of SAT Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. We may be subject to filing obligations or taxed if we are a transferor in such transactions, and may be subject to withholding obligations if we are a transferee in such transactions under SAT Bulletin 7. For transfer of shares in us by investors that are non-PRC resident enterprises, our Hong Kong subsidiary may be requested to assist in the filing under SAT Bulletin 7. As a result, we may be required to expend valuable resources to comply with SAT Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that we should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

The M&A Rules and certain other PRC regulations may make it more difficult for us to pursue growth through acquisitions.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established complex procedures and requirements for acquisition of Chinese companies by foreign investors, including requirements in some instances that the Ministry of Commerce of the PRC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law promulgated by the Standing Committee of the National People’s Congress, which became effective in 2008, requires that transactions which are deemed concentrations and involve parties with specified turnover thresholds must be cleared by the Ministry of Commerce before they can be completed. In addition, the security review rules issued by the Ministry of Commerce and became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the Ministry of Commerce, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement.

In the future, we may pursue potential strategic acquisitions that are complementary to YRSH’s business and operations. Complying with the requirements of the above-mentioned regulations and other rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand YRSH’s business or maintain YRSH’s market share. Furthermore, according to the M&A Rules, if a PRC entity or individual plans to merger or acquire its related PRC entity through an overseas company legitimately incorporated or controlled by such entity or individual, such a merger and acquisition will be subject to examination and approval by the Ministry of Commerce. The application and interpretations of M&A Rules are still uncertain, and there is possibility that the PRC regulators may promulgate new rules or explanations requiring that we obtain approval of the Ministry of Commerce for our completed or ongoing mergers and acquisitions. There is no assurance that we can obtain such approval from the Ministry of Commerce for our mergers and acquisitions, and if we fail to obtain those approvals, we may be required to suspend our acquisition and be subject to penalties. Any uncertainties regarding such approval requirements could have a material adverse effect on our business, results of operations and corporate structure.

Furthermore, the M&A Rules, among other things, purport to require that an offshore special purpose vehicle controlled directly or indirectly by PRC domestic companies or individuals and formed for purposes of overseas listing through acquisition of PRC domestic interests obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. The CSRC has not issued any definitive rules or interpretations concerning whether offerings such as this offering are subject to the CSRC approval procedures under the M&A Rules. Although we are of the position that we are not required to obtain approval from the CSRC under the M&A Rules for listing and trading of YH Global’s securities after the consummation of the Business Combination, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and the opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules.

PRC regulations relating to offshore investment activities by PRC residents may limit our Hong Kong subsidiary’s ability to increase their registered capital or distribute profits to us or otherwise expose us to liability and penalties under PRC law.

The State Administration of Foreign Exchange (“SAFE”) promulgated the Circular on Relevant Issues Relating to PRC Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC residents or entities, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions.

SAFE Circular 37 is issued to replace the Circular on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments through Overseas Special Purpose Vehicles. If YH Global’s shareholders who are PRC residents or entities do not complete their registration with the local SAFE branches, our Hong Kong subsidiary may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us, and we may be restricted in our ability to contribute additional capital to our Hong Kong subsidiary. Moreover, failure to comply with SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in us, nor can we compel YH Global’s shareholders to comply with the requirements of SAFE Circular 37. As a result, we cannot assure you that all of YH Global’s shareholders who are PRC residents or entities have complied with, and will in the future make or obtain any applicable registrations or approvals required by, SAFE Circular 37. Failure by such shareholders to comply with SAFE Circular 37, or failure by YH Global to amend the foreign exchange registrations of its Hong Kong subsidiary, if applicable, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our Hong Kong subsidiary’s ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects. For a detailed description of the potential government regulations facing the Company and our operations in Hong Kong, please refer to “Government and Industry Regulations – Regulations Relating to Foreign Exchange and Dividend Distribution.”

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds we receive from offshore financing activities to make loans to or make additional capital contributions to our Hong Kong subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand business.

Any transfer of funds by YH Global to our Hong Kong subsidiary, either as a shareholder loan or as an increase in registered capital, may become subject to approval by or registration or filing with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises in China, capital contributions to PRC subsidiaries are subject to the approval of or filing with the Ministry of Commerce in its local branches and registration with a local bank authorized by SAFE. It is unclear if Hong Kong subsidiaries will be deemed a PRC subsidiary. If Hong Kong subsidiaries are deemed to be PRC subsidiaries, (i) any foreign loan procured by our Hong Kong subsidiary will be required to be registered with SAFE or its local branches or filed with SAFE in its information system; and (ii) our Hong Kong subsidiary will not be able to procure loans which exceed the difference between their total investment amount and registered capital or, as an alternative, only procure loans subject to the calculation approach and limitation as provided in the People’s Bank of China Notice No. 9 (“PBOC Notice No. 9”). We may not be able to obtain these government approvals or complete such registrations on a timely basis, if at all, with respect to future capital contributions or foreign loans by us to our Hong Kong subsidiary, if required. If we fail to receive such approvals or complete such registration or filing, our ability to use the proceeds we receive from our offshore financing activities and to capitalize our Hong Kong operations may be negatively affected, which could adversely affect our liquidity and ability to fund and expand YRSH’s business. There is, in effect, no statutory limit on the amount of capital contribution that we can make to our Hong Kong subsidiary. This is because there is no statutory limit on the amount of registered capital for our Hong Kong subsidiary, and we are allowed to make capital contributions to our Hong Kong subsidiary by subscribing for their initial registered capital and increased registered capital, provided that the Hong Kong subsidiary complete the relevant filing and registration procedures.

The Circular on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-Invested Enterprises, or SAFE Circular 19, effective as of June 1, 2015, as amended by Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement under the Capital Account, or SAFE Circular 16, effective on June 9, 2016, allows FIEs to settle their foreign exchange capital at their discretion, but continues to prohibit FIEs from using the Renminbi fund converted from their foreign exchange capitals for expenditure beyond their business scopes, and also prohibit FIEs from using such Renminbi fund to provide loans to persons other than affiliates unless otherwise permitted under its business scope. If Safe Circulars 16 and 19 are interpreted to apply to the Hong Kong Dollar, our ability to use Hong Kong Dollars converted from the net proceeds from our offshore financing activities to fund the establishment of new entities in Hong Kong, to invest in or acquire any other Hong Kong or PRC companies may be limited, which may adversely affect our business, financial condition and results of operations.

Because our holding company structure creates restrictions on the payment of dividends or other cash payments, our ability to pay dividends or make other payments is limited.

YH Global is a holding company whose primary assets are its ownership of the equity interests in its subsidiaries. YH Global conducts no other business and, as a result, it depends entirely upon its subsidiaries’ earnings and cash flow to meet cash and financing requirements. If YH Global decides in the future to pay dividends or make other payments, as a holding company, its ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from its operating subsidiaries. Its subsidiaries and projects may be restricted in their ability to pay dividends, make distributions or otherwise transfer funds to YH Global prior to the satisfaction of other obligations, including the payment of operating expenses or debt service, appropriation to reserves prescribed by laws and regulations, covering losses in previous years, restrictions on the conversion of local currency into U.S. dollars or other hard currency, completion of relevant procedures with governmental authorities or banks and other regulatory restrictions, as applicable. Under the applicable PRC laws and regulations, foreign-invested enterprises in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in China is required to set aside a portion of its after-tax profit to fund specific reserve funds prior to payment of dividends. In particular, at least 10% of its after-tax profits based on PRC accounting standards each year is required to be set aside towards its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends. If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of any of these currencies into U.S. dollars may adversely affect the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars. For a detailed description of the potential government regulations facing the Company associated with our operations in Hong Kong and on restrictions on payments from our subsidiaries, please refer to “Government and Industry Regulations –China and “Transfers of Cash to and From our Subsidiaries.” We do not presently have any intention to declare or pay dividends in the future. You should not purchase shares of our common stock in anticipation of receiving dividends in future periods.

Our Hong Kong subsidiary may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of YH Global’s common stock.

YH Global isa holding company incorporated in Nevada. It relies on dividends from its Hong Kong subsidiary for its cash and financing requirements, such as the funds necessary to service any debt it may incur. Current PRC regulations permit PRC subsidiaries to pay dividends to foreign parent companies only out of their accumulated after-tax profits upon satisfaction of relevant statutory condition and procedures, if any, determined in accordance with Chinese accounting standards and regulations. In addition, PRC subsidiaries are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until the total amount set aside reaches 50% of its registered capital. Furthermore, if PRC subsidiaries and their subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to the foreign parent company, which may restrict the ability of the foreign parent company to satisfy its liquidity requirements. If such restrictions on dividend and other payments are interpreted to apply to Hong Kong entities, our ability to rely on payments from our Hong Kong subsidiary will be adversely affected.

In addition, the Enterprise Income Tax Law of the PRC, or the PRC EIT Law, and its implementation rules provide that withholding tax rate of 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC-resident enterprises are incorporated. For a detailed description of the potential government regulations facing the Company and YRSH’s operations in Hong Kong, please refer to “Government and Industry Regulations – Regulations Relating to Foreign Exchange and Dividend Distribution.”

Governmental control of currency conversion may limit our ability to utilize revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. Approval from or registration with appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. In light of the flood of capital outflows of China in 2016 due to the weakening Renminbi, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movement including overseas direct investment. More restrictions and substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. If any of our shareholders regulated by such policies fail to satisfy the applicable overseas direct investment filing or approval requirement timely or at all, it may be subject to penalties from the relevant PRC authorities. The PRC government may at its discretion further restrict access in the future to foreign currencies for current account transactions.

We receive substantially all of our revenues in Hong Kong Dollars. Under our current corporate structure, our Nevada holding company may rely on dividend payments from our Hong Kong subsidiary to fund any cash and financing requirements that we may have. If the PRC government expands its currency controls to include the Hong Kong Dollar, we will be required to obtain SAFE approval to use cash generated from the operations of our Hong Kong subsidiary and consolidated affiliated entities to pay off their respective debt in a currency other than Hong Kong Dollar or Renminbi owed to entities outside China, or to make other capital expenditure payments outside China in a currency other than Renminbi or the Hong Kong Dollar. We may be prevented from obtaining sufficient foreign currencies to satisfy our foreign currency demands. As a result, we may not be able to pay dividends in foreign currencies to its shareholders. For a detailed description of the potential government regulations facing the Company and the offering associated with YRSH’s operations in Hong Kong, please refer to “Government and Industry Regulations – Regulations Relating to Foreign Exchange and Dividend Distribution.”

Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in share incentive plans in overseas non-publicly-listed companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. In the meantime, our directors, executive officers and other employees who are PRC citizens or who are non-PRC residents residing in the PRC for a continuous period of not less than one year, subject to limited exceptions, and who have been granted incentive share awards by us, may follow the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, or 2012 SAFE notices, promulgated by the SAFE in 2012. Pursuant to the 2012 SAFE notices, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiaries of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. Our executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of not less than one year and who have been granted options will be subject to these regulations. It is unclear if these regulations will be expanded to include Hong Kong residents or citizens. Failure to complete the SAFE registrations may subject them to fines, and legal sanctions and may also limit our ability to contribute additional capital into our Hong Kong subsidiary and limit our Hong Kong subsidiary’s ability to distribute dividends to us if Hong Kong residents or citizens are covered under these PRC regulations. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

The SAT has issued certain circulars concerning employee share options and restricted shares. Under these circulars, employees working in China who exercise share options or are granted restricted shares will be subject to PRC individual income tax. It is unclear whether these regulations will be expanded in the future to cover YRSH’s employees in Hong Kong. Our Hong Kong subsidiary may become obligated to file documents related to employee share options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in Hong Kong and China have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around the effects of US-China governmental policies and political climate, financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions, and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our Company, our business and YH Global’s stock price. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely negatively affected and your investment in YH Global’s stock could be rendered worthless.

Investors may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in Hong Kong based upon U.S. laws, including the federal securities laws or other foreign laws against us or our management.

All of our current operations are conducted in Hong Kong through YRSH. YH Global, is a holding company that conducts no operations. Moreover, most of our current directors and officers are nationals or residents of Hong Kong. All or a substantial portion of the assets of these persons are located outside the United States and in the Hong Kong. As a result, it may not be possible to effect service of process within the United States or elsewhere outside Hong Kong upon these persons. In addition, uncertainty exists as to whether the courts of Hong Kong would recognize or enforce judgments of U.S. courts obtained against us or such officers and/or directors predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Hong Kong against us or such persons predicated upon the securities laws of the United States or any state thereof.

Risks Relating to Securities Markets and Investment in Our Stock

Absence of Public Trading Market for Shares:

No Active Market: There is currently no active public market for YH Global's Common Stock and the company has no intentions to initiate such a market. As such, there may never be an active market for YH Global’s Common Stock, which means the shares may remain illiquid and may not be easily tradable.

Restrictions on Transfer: The transferability of YH Global’s shares is restricted, limiting shareholders' ability to sell their shares and potentially affecting the liquidity and marketability of these securities.

Lack of Future Market Plans:

-No Registration or Market Creation Plans: Except as otherwise described herein, YH Global has no plans to file any registration statement with the SEC or take other actions to create a market for the shares. Consequently, shareholders should be prepared for the possibility that they may not be able to liquidate their investment or may face difficulties in doing so.

Rule 144 and Transfer Restrictions:

YH Global advises that even if an active market were to develop in the future, Rule 144, which provides for an exemption from the registration requirements under the Securities Act under certain conditions, mandates a holding period prior to the resale of securities acquired in a non-public offering. The company can provide no assurance that it will fulfill any reporting requirements in the future under the Exchange Act or disseminate to the public any current financial or other information concerning its operations, which are required conditions for the availability of Rule 144.

Impact of Limited Marketability:

Potential Value Impact: The limited trading market for YH Global’s securities makes transactions cumbersome and may reduce the value of an investment in the company. Furthermore, the designation of YH Global’s common stock as "penny stock" under SEC rules makes transactions even more challenging and potentially less attractive to brokers and investors.

Control by Insiders:

Significant Insider Ownership: A substantial portion of YH Global’s stock is beneficially owned by insiders, including executive officers and major stockholders. This concentration of ownership could influence matters requiring stockholder votes and may have the effect of delaying or preventing a change in control, potentially deterring offers from third parties to acquire the company.

Item 2. Financial Information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes in “Item 15. Financial Statements and Exhibits.” The following discussion includes forward-looking statements about our business, financial condition and results of operations, including discussions about management’s expectations for our business. These statements represent projections, beliefs and expectations based on current circumstances and conditions and in light of recent events and trend and should not be construed either as assurances of performance or as promises of a given course of action. Instead, various known and unknown factors are likely to cause our actual performance and management’s actions to vary, and the results of these variances may be both material and adverse. See “Forward-Looking Statements” and “Item 1B. Risk Factors.”

Overview

YH Global, through its subsidiary YRSH, operates a medical and health service platform that leverages advanced internet technologies to integrate international medical resources with local healthcare systems. Established in 2019 in Hong Kong, YRSH has been pivotal in connecting mainland China with global healthcare innovations, significantly enhancing accessibility, efficiency, and outcomes in the healthcare sector.

Financial Highlights

During the fiscal year, YH Global continued to navigate the complex and rapidly evolving healthcare market, marked by substantial investments in technology and strategic initiatives. The financial results reflect our ongoing efforts to expand and refine our services, underscored by significant expenditures on research and development and market expansion activities.

•Revenue: The period saw a stable inflow of revenue, primarily driven by our core operations in digital healthcare solutions and consulting services. Revenue streams were bolstered by innovative service models and partnerships with international medical institutions.

•Expenses: Total operating expenses increased due to expanded research and development activities aimed at enhancing our digital platform and service offerings. The rise was also attributed to higher staffing costs, necessary to support our growth and expansion plans.

•Net Income : The net income for the fiscal year was impacted by the increased operational costs and investment in strategic growth initiatives. However, these investments are expected to generate substantial returns through enhanced service offerings and expanded market reach.

We reported a net loss of $ -7,867.36 HKD and net income of $ 61,271.77 HKD which is 7,828 USD for the years ended March 31, 2024 and 2023, respectively. We had current assets of $_1,213,348.72_HKD_ and current liabilities of $ 1,170,735.58HKD_as of March 31, 2024 As of March 31, 2023, our current assets and current liabilities were $ 18,976.44HKD and $ 50,041.50HKD , respectively. We have prepared our financial statements for the years ended March 31, 2024 and 2023 assuming that we will continue as a going concern. Our continuation as a going concern is dependent upon the continuing financial support from our stockholders. Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions and short-term and long-term debts.

Our sources of capital in the past have included the sale of equity securities, which include common stock sold in private transactions to existing shareholders, capital leases and short-term and long-term debts. We expect to finance future acquisitions through a combination of the foregoing. While we believe that existing shareholders will continue to provide the additional cash to make acquisitions and to meet our obligations as they become due or that we will obtain external financing, there can be no assurance that we will be able to raise such additional capital resources on satisfactory terms. We believe that our current cash and other sources of liquidity discussed below are adequate to support operations for at least the next 12 months.

Outlook and Forward Looking Statements

The outlook for YH Global remains positive, with continued focus on expanding our digital healthcare platform, enhancing service offerings, and entering new geographic markets. Key strategies include:

•Innovation in Healthcare Technology: Ongoing investments in technology to drive further innovations in telehealth and improve healthcare delivery.

•Market Expansion: Strategic initiatives to penetrate new markets, particularly in Southeast Asia, where demand for digital healthcare solutions is growing rapidly.

•Partnerships and Collaborations: Strengthening relationships with global healthcare providers to enhance our service capabilities and market presence.

While we are optimistic about our future growth prospects, potential risks include changes in healthcare regulations, market competition, and technological disruptions. We remain committed to adapting our strategies in response to evolving market conditions and regulatory landscapes.

YH Global is well positioned to continue its growth trajectory, supported by a robust financial structure, a clear strategic direction, and a commitment to innovation and quality in healthcare services. Our focus remains on delivering superior value to our clients and stakeholders while enhancing our competitive position in the global healthcare market.

Results of Operations

During the financial period, YH Global Co., Ltd. encountered several unusual or infrequent events that significantly impacted its financial results:

Restructuring of Operations:

In response to changing market dynamics, particularly due to the COVID 19 pandemic, the company underwent a major restructuring of its operational strategy. This included a pivot towards digital health solutions, which required initial high capital investment but is expected to yield long term efficiency gains.

Trends and Uncertainties:

Increasing Demand for Digital Health Solutions: There has been a growing trend towards the adoption of digital health services, which has favorably impacted our net sales and revenue. This trend is expected to continue with the global shift towards more remote and technologically integrated healthcare solutions.

Regulatory Changes in Health Industry: Ongoing regulatory changes in both local and international markets present uncertainties that could impact our operations, particularly in areas related to data security and patient privacy.

Material Changes in Financial Statement Items:

Revenue Growth from New Products: The introduction of new digital health platforms and services has led to significant growth in revenue. This growth is attributable to the successful market penetration of these new offerings, which have been well received due to their alignment with current healthcare needs.

Cost Fluctuations: There have been notable increases in costs related to research and development as the company continues to innovate and expand its product offerings. However, these are seen as strategic investments to maintain competitive advantage in a rapidly evolving industry.

The financial data provided indicates these impacts quantitatively, showing a marked increase in revenues and associated costs directly related to these strategic changes. All amounts are reported in USD to maintain consistency with financial reporting standards.

	Fiscal 2023 (as restated)	Fiscal 2022 (as restated)	Change ($)	Change (%)
Revenue	$57,145	$0	$57,145	100
Selling, General and Administrative	$33,576	$0	$33,576	100
Operating Expenses	$14,070	$0	$14,070	100
Loss from Operations	$9,535	$0	$9,535	100
Other Income, Net	$0	$0	$0	100
Income Tax Expense	$1,707	$0	$1,707	100
Net Loss	$7,828	$0	$7,828	100

YH Global Co., Ltd. (YH Global), established in 2023, operates as a holding company with its primary business activities conducted through its subsidiary, Yu Run Sheng He Global Co. Limited (YRSH). YRSH, founded in Hong Kong in 2019, is a significant medical and health service platform utilizing advanced internet technologies and Hong Kong’s strategic location to connect mainland China with the global healthcare market.

YRSH integrates international medical resources into local healthcare systems, offering comprehensive services to clinics and individual patients. The platform leverages innovative business models and technological capabilities to improve healthcare accessibility, efficiency, and outcomes.

YH Global's financial performance in fiscal 2023 shows a significant increase in revenue and expenses, reflecting the company's growth and expansion efforts. Despite the net loss, the company's investments in operational capabilities and infrastructure position it for future growth and improved financial performance.

Summary of Cash Flows Fiscal 2023 and Fiscal 2022

	Fiscal 2023	Fiscal 2022
Net cash used in operating activities	$57,542	$0
Net cash provided by investing activities	(3,542)	0
Net cash used in financing activities	$(20,002)	$0

Net cash provided by operating activities for Fiscal 2023 was $57,542. This increase is primarily due to the generation of net income, as well as adjustments for non-cash items such as depreciation and amortization, taxation, and changes in working capital.

Net cash used in investing activities during Fiscal 2023 was $3,542, which consisted of purchases of property, plant, and equipment.

Net cash used in financing activities for Fiscal 2023 amounted to $20,002, which included advances from and repayments to related parties.

 Operating Activities

Net cash provided by operating activities for Fiscal 2023 was $57,542, compared to no cash flow from operating activities in Fiscal 2022. This increase is attributable to the net income generated and adjustments for non-cash items such as depreciation and amortization of $6,799, taxation of $1,707, and a significant positive change in working capital accounts of $45,272.

 Investing Activities

Net cash used in investing activities during Fiscal 2023 was $3,542, which was due to the purchase of property, plant, and equipment. There were no investing activities reported in Fiscal 2022.

 Financing Activities

Net cash used in financing activities for Fiscal 2023 was $20,002, reflecting the advances from and repayments to related parties. There were no financing activities reported in Fiscal 2022.

 Conclusion

The significant increase in net cash provided by operating activities in Fiscal 2023, compared to Fiscal 2022, indicates improved operational performance. The investments in property, plant, and equipment and the financing activities reflect the company’s efforts to expand and manage its financial obligations. The overall positive net increase in cash and cash equivalents by the end of Fiscal 2023 demonstrates a strong cash position to support future growth initiatives.

Liquidity and Capital Resources

The following summarizes total current assets, liabilities and working capital for the periods indicated:

	March 31, 2024	March 31, 2023	Change
Current Assets	$60,010	$0	$60,010
Current Liabilities	170,208	0	(170,208)
Working capital deficit	$(110,198)	$0	$(110,198)

We have experienced recurring losses and negative cash flows from operations. As of March 31, 2024, we had a working capital deficit of $110,198, which included cash and cash equivalents of $60,010.

Liquidity

Known Trends and Uncertainties:

Our liquidity position has been significantly impacted by the increase in current liabilities, which grew to $170,208 as of March 31, 2024. This substantial increase in liabilities, coupled with relatively low current assets, has placed considerable pressure on our liquidity. We are actively seeking ways to mitigate this pressure through improved operational efficiency and potential external financing.

Sources of Liquidity:

Our primary sources of liquidity include cash generated from operations and external financing. Given the current financial position, we anticipate the need to secure additional funding to meet short-term obligations. We have identified several potential sources for this funding, including equity financing and short-term loans.

Capital Resources

Material Cash Requirements:

Our material cash requirements include significant investments in personnel, technology, and infrastructure to support our growth strategy. As of the end of the latest fiscal period, we are committed to capital expenditures necessary for expanding our service offerings and enhancing operational capabilities.

Capital Expenditures:

We plan to invest heavily in our technological infrastructure and corporate facilities over the next fiscal year. These investments are crucial for maintaining our competitive advantage and ensuring that our operations can scale efficiently as we grow.

Funding Strategy:

To meet our capital requirements, we plan to utilize both internal and external funding sources. This includes reinvesting cash generated from operations and seeking additional financing through equity or debt. Our goal is to ensure we have adequate resources to support our strategic initiatives and operational needs.

Conclusion

In summary, our liquidity and capital resources are under significant pressure due to recurring operational losses and a substantial working capital deficit. Our strategy to improve our financial position includes strict cash flow management, seeking additional financing, and making targeted investments in growth and operational efficiency.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with U.S. GAAP, and our discussion and analysis of its financial condition and operating results require our management to make judgments, assumptions and estimates that affect the amounts reported in its consolidated financial statements and accompanying notes. Note 3, “-Summary of Significant Accounting Policies” of the Notes to the Consolidated Financial Statements Item 15 of this registration Statement describes the significant accounting policies and methods used in the preparation of our consolidated financial statements. Management bases it estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances, the results of which form the basis for making judgements about the carrying values of the asset and liabilities. Actual results may differ from these estimates and such differences may be material.

Revenue Recognition

Under FASB Topic 606, Revenue from Contacts with Customers ("ASC 606"), the Company recognizes revenue when the customer obtains control of promised goods or services, in an amount that reflects the consideration which is expected to be received in exchange for those goods or services. The Company recognizes revenue following the five-step model prescribed under ASC 606:(i) identify contract(s) with a customer; (i) identify the performance obligation(s) in the contract; (ii) determine the transaction price;(iv) allocate the transaction price to the performance obligation(s) in the contract, and (v) recognize revenues when (or as) the Company satisfies a performance obligation.

Financial Statements and Other Data:

YH Global is committed to providing transparent and comprehensive financial information that reflects our operational performance and financial health. This section outlines our key financial statements and supplementary data, which are prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP).

Financial Statements Included:

1. Balance Sheets: Presenting the financial position of YH Global and its subsidiaries as of the end of the last two fiscal years.

2. Income Statements: Detailing our revenues, expenses, and profits over the last two fiscal years, highlighting key factors influencing financial performance.

3. Cash Flow Statements: Demonstrating the inflows and outflows of cash within the company, categorized into operating, investing, and financing activities.

4. Equity Statements: Showing changes in equity from transactions with shareholders and comprehensive income over the reporting period.

5. Notes to Financial Statements: Providing additional insights and disclosures about the accounting policies, commitments, and contingencies of YH Global.

Dividend Policy

We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business after the Company’s initial public offering. Therefore, we do not expect to pay cash dividends again in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions, and future prospects, and other factors the board of directors may deem relevant. We are a holding company incorporated in the Cayman Islands. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business. We rely principally on dividends from our PRC subsidiaries for our cash requirements, including any payment of dividends to our shareholders. PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us. Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to YH Global HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiary in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

Item 3. Properties.

Property and Equipment

Property, plant, and equipment are recorded at cost, less accumulated depreciation and any impairment losses. Major renewals, enhancements, and improvements are added to the asset accounts, whereas replacements, maintenance, and repairs, which do not enhance or extend the lives of the respective assets, are charged to operations. When property and equipment are retired or disposed of, their cost and related accumulated depreciation or amortization are removed from the accounts. Any gains or losses from such retirements or sales are credited or charged to operations.

The Company depreciates property, plant, and equipment using the straight-line method over their estimated useful lives of the assets with no residual value.as follows:

Electronic equipment	5 years
Office equipment	5 years
Operating equipment	10 years
Leasehold improvement	Over the shorter of the expected life of leasehold improvements or the lease term
Software	3-5 years

Repairs and maintenance costs are charged to expenses as incurred, whereas the cost of renewals and betterment that extends the useful lives of property, equipment and software are capitalized as additions to the related assets. Retirements, sales and disposals of assets are recorded by removing the costs, accumulated depreciation and impairment with any resulting gain or loss recognized in the Consolidated Statements of Operations and Comprehensive Loss.

Corporate office

Our corporate office is located at Room 510, 5/F, Wayson Commercial Building, 28 Connaught Road West, Sheung Wan, Hong Kong, telephone number +852 2621 3288.  We believe that our existing facilities are adequate to meet our current requirements.

We use a corporate office located at RM 108E Hong Kong, Grand Century Place, Tower 1,17F, Mong kok, Kowloon. This facility is currently being provided to the Company pursuant to a sub-lease from its officers and directors. We have strategically chosen to lease rather than own to maintain flexibility as we expand and adapt to the rapidly evolving digital healthcare landscape. Lease agreements for our properties are negotiated to include renewal options and favorable terms to accommodate future growth and potential market changes. There are currently no proposed programs for the renovation, improvement or development of the facilities currently in use. Our management does not currently have policies regarding the acquisition or sale of real estate assets primarily for possible capital gain or primarily for income. We do not presently hold any investments or interests in real estate, investments in real estate mortgages or securities of or interests in persons primarily engaged in real estate activities.

Item 4. Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information with respect to the beneficial ownership of YH Global’s common stock, as of May 2, 2024, for: (i) each of our named executive officers; (ii) each of our directors; (iii) all of our current executive officers and directors as a group; and (iv) each person, or group of affiliated persons, known by us to be the beneficial owner of more than 5% of YH Global’s outstanding shares of common stock.

YH Global Co., Ltd. 's share capital is authorised at the date of adoption of the Articles of Association. It is USD 50,000.00 divided into 500,000,000.00 ordinary shares of USD0.00001.

Following discussions at the meetings of the directors and shareholders, the directors and shareholders have unanimously decided to authorize 200 million shares, of which 15 million shares to become publicly traded. Of these, 11.25 million shares were allocated to the five founder shareholders based on their existing shareholding proportions, with the remaining 3.75 million shares,, which are distributed to 30 investing shareholders.

After thorough discussions and analysis by the shareholders and directors, to attract more investors, it has been decided to increase the value of each share from USD 0.00001 to USD 0.03. This adjustment aims to facilitate initial financing and provide a stable cash flow for the business.

Investors have demonstrated a strong belief in our company's growth potential, evidenced by their readiness to invest in our vision and strategy. Their commitment is driven by our consistent track record of innovation, market expansion, and robust financial performance, which collectively signal a promising future and substantial returns on their investments.

The allocations of shares allocated to the original five shareholders is shown in the below table:

No.	Founder Shareholder’s name	No. of shares	Shareholding ratio	No. of shares after authorisation of shares
1	YUN HE International Co., Ltd.	35	35%	3,937,465
2	NUO EN International Co., Ltd.	5	5%	562,495
3	LA FA International Co., Ltd.	45	45%	5,062,455
4	Y I LE International Co., Ltd.	10	10%	1,124,900
5	MENG YUAN International Co., Ltd.	5	5%	562,495
Total amount			100%	3374900

On the other hand, 25% of the remaining 11.25 million shares which is 3.75 million shares are subscribed by 30 different shareholders.

Name and Address of Beneficial Owner	Common Stock	Percentage of Common Stock	Series One Preferred	Percentage of Series One Preferred	Total Voting Power	Percentage of Total Voting Power
YUN HE International Co., Ltd.	3937465	35.00%
NUO EN International Co., Ltd.	562495	5.00%
LA FA International Co., Ltd.	5062455	45.00%
Y I LE International Co., Ltd.	1124990	10.00%
MENG YUAN International Co., Ltd.	562495	5.00%
Lee, Wai Man Wendy			180000	1.20%	180000	1.20%
Chen, Fujiang			200000	1.33%	200000	1.33%
Chen Xilun			180000	1.20%	180000	1.20%
Jiang Guohui			200000	1.33%	200000	1.33%
Wu Jielong			180000	1.20%	180000	1.20%
Ou Xueyan			150000	1.00%	150000	1.00%
Chen Suqin			150000	1.00%	150000	1.00%
Dang, Hongzheng			180000	1.20%	180000	1.20%
Ou Lijing			150000	1.00%	150000	1.00%
Lv Yingtao			180000	1.20%	180000	1.20%
Fung Sheung Tui Jack			180000	1.20%	180000	1.20%
Chen Weichao			100000	0.67%	100000	0.67%
Chen Junyao			150000	1.00%	150000	1.00%
Ye Junhui			170000	1.13%	170000	1.13%
Zheng Ningjie			100000	0.67%	100000	0.67%
Xu Zhiwu			100000	0.67%	100000	0.67%
Peng Shijie			70000	0.47%	70000	0.47%
Su Jianke			100000	0.67%	100000	0.67%
Lu Chuangjia			70000	0.47%	70000	0.47%
Chen Xiaohong			150000	1.00%	150000	1.00%
Lin Meixiao			100000	0.67%	100000	0.67%
Zhao Meixian			60000	0.40%	60000	0.40%
Lau Kam Yan Karen			60000	0.40%	60000	0.40%
WONG WAI CHU			170000	1.13%	170000	1.13%
TSE TIM			50000	0.50%	50000	0.50%
WU HIN LUN			60000	0.40%	60000	0.40%

Wong Ching Fai	50000	0.50%	50000	0.50%
Wu Sim Chu	150000	1.00%	150000	1.00%
Chan Sze Ho	50000	0.50%	50000	0.50%
Lai Tsz Yi	60000	0.40%	60000	0.40%

Except as indicated in footnotes to this table, we believe that the stockholders named with 5% or more shares in this table will have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each director and executive officer listed is: c/o 3-212 Governors Square, 23 Lime Tree Bay Avenue, P.O. Box 30746, Seven Mile Beach, Grand Cayman KY1-1203, Cayman Islands, On the other hand, the operation entity office is located at Room 510, 5/F, Wayson Commercial Building, 28 Connaught Road West, Sheung Wan, Hong Kong.

Item 5. Directors and Executive Officers.

This section outlines the compensation policies and practices for the executive officers and directors of YH Global, detailing how compensation aligns with the company’s objectives and shareholder interests.

Compensation Philosophy:

YH Global aims to attract, motivate, and retain highly skilled executives necessary to support the company’s growth and performance. Our compensation philosophy is based on a balance of short-term performance and long-term strategic goals, with a commitment to aligning the interests of our executives with those of our shareholders.

Compensation Structure:

Base Salary: Competitive salaries are provided to executives to compensate them for their roles and responsibilities.

Annual Incentives: Performance-based bonuses are awarded to recognize and reward individual contributions to corporate achievements and specific financial targets.

Long-Term Incentives: Equity-based incentives, including stock options and restricted stock units (RSUs), are granted to align the long-term interests of executives with shareholder value creation. These incentives are subject to vesting schedules to ensure continued engagement and performance.

Benefits and Perquisites: Standard benefits such as health insurance, retirement plans, and, in some cases, limited perquisites like company cars or expense allowances are offered to enhance the overall compensation package.

Compensation Governance:

Compensation Committee: The Board of Directors has a Compensation Committee comprised of independent directors. This committee is responsible for setting, reviewing, and approving the compensation structure for executive officers and directors.

External Consultants: The Compensation Committee occasionally engages independent compensation consultants to ensure that our compensation practices align with industry standards and best practices.

Directors are elected by the stockholders to a term of one year and serve until a successor is elected and qualified. Officers are appointed by the Board of Directors to a term of one year and serve until a successor is duly elected and qualified, or until removed from office. Our Board of Directors does not have any nominating, auditing or compensation committees.

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

CHU JUN MING EDMUND – President, Secretary, COO and Director of YRSH and YH Global – Mr. Chu is a career leadership professional with insight, vision, and enthusiasm necessary to inspire her team to garner impressive results with more than 10 years. With history leaning in manufacturing of printed material and operations management he has significant expertise in the Printing industry that allows his performance and assessments to carry throughout her career. Mr. Chu graduated from the University of Aston University with his Bachelors of Science degree in Business and Management.

XUEHONG FENG – CMO and Director of YRSH – Mr. Feng offers more than 20 years of accomplished laden experience in the consumer industry, driving achievement of the highest priority of sales growth, brand development, product launch, distribution, and operation/managerial efficiencies. Mr Feng is a key element to any company’s strategic and tactical efforts. He is always one of the most trusted employees, with responsibilities ranging from the training and scheduling cashiers, assisting in the cash offices, reconciliation of both customer and supplier credit accounts, Head of Safety Committee and training of all employees for special order, credit sales, cash sales and safety procedures. He has always been in a role of management and responsibility.

WU KUN - CEO of YRSH  Mr Wu, 2008-2009, Wuhan Lingxuan Animation Co., Ltd., animator; 2019-2011, Wuhan Dolphin Animation Co., Ltd., Project 2 Director; Wuhan Language and Culture Vocational and Technical College, teacher; 2012, Hubei Baimeng Investment Group Co., Ltd., 2013, Operations director; 2018-2023,12, Yunhe (Zhejiang) Technology Group Co., Ltd., Director; January 2024-now, Yungrun Shenghe Co., Ltd., CEO.

ZHANG CHUN ZHU - CFO OF YRSH

Ms Zhang, has built a distinguished career in finance and auditing over the years. From July 2005 to March 2012, she served as an auditor at the Beijing branch of Deloitte Touche Tohmatsu Limited. She then transitioned to China Construction Electric Power Construction Co., Ltd., a subsidiary of the China State Construction Engineering Corporation, where she was the financial manager from March 2012 to May 2015. Subsequently, from October 2015 to October 2017, she was the finance director of a subsidiary company at Century Kangrui Medical Investment Group. She further enhanced her credentials as an audit director at Changqing Investment Group, a real estate company, from October 2017 to July 2022. Before her current role, she worked as a consultant at Beijing Banglong Enterprise Management Consulting Co., Ltd. from August 2022 to December 2023. Since January 2024, she has been serving as the CFO at Yurun Shenghe Co., Ltd.

Board Committees

YH Global has not yet implemented any board committees as of the date of this prospectus.

Directors

There are no maximum number of directors of YRSH, In. However, in no event may the Company have less than one director. Although we anticipate appointing additional directors, the Company has not identified any such person or any time frame within which this may occur.

XUEHONG FENG and CHU JUN MING EDMUND are the directors of the company. Mr Chu is also the secretary of the Yu Run Sheng He Global Co., Limited since 2023.

Notes :

(1) Our directors will hold office until the next annual meeting of the stockholders, typically held on or near the anniversary date of inception, and until successors have been elected and qualified. At the present time, our officers were appointed by our directors and will hold office until resignation or removal from office.

(2) Mr. Feng  and Mr. Chu have outside interests and obligations to other than Yu Run Sheng He Global Co., Limited. Mr Feng and Mr. Chu intend to spend approximately 30-35 hours per week on our business affairs.

(3) At the date of this prospectus, Yun He Global Co., Ltd. and Yu Run Sheng He Global Co., Limited. is not engaged in any transactions, either directly or indirectly, with any persons or organizations considered promoters.

Item 6. Executive Compensation.

Furnish the information required by Item 402 of Regulation S-K (S229.402 of this chapter) and paragraph (e)(4) ofItem407 of Regulation S-K (S229.407 of this chapter).

Summary Compensation Table
	Annual Compensation					Long-Term Compensation
						Securities		All Other
Name and				Other Annual Compensation	Restricted Stock Awards	Underlying	LTIP	Compensation
Principal Position	Year	Salary ($)	Bonus ($)	($)	($)	Options (#)	Payouts ($)	($)
Feng Xuehong	2023	-	-	-	-	-	-	-
CMO and Director	2024	-	-	-	-	-	-	-
Chu Jun Ming Edmund	2023	$565.00	-	-	-	-	-	-
COO and Director	2024	$565.00	-	-	-	-	-	-
Wu Kun	2023	-	-	-	-	-	-	-
CEO and Director	2024	-	-	-	-	-	-	-
Zhang Chunzhu	2023	-	-	-	-	-	-	-
CFO and Director	2024	-	-	-	-	-	-	-

DIRECTORS' COMPENSATION

Directors are not entitled to receive compensation for services rendered to YH Global Co., Ltd. and Yu Run Sheng He Global Co., Limited or for each meeting attended except for reimbursement of out-of-pocket expenses. There are no formal or informal arrangements or agreements to compensate directors for services provided as a director.

EMPLOYMENT CONTRACTS AND OFFICERS' COMPENSATION

Since 2023, Yu Run Sheng He Global Co., Limited incorporation on June 20, 2019, we have not paid any compensation to any officer, director or employee. We plan on paying directors and the consultants￥4,000RMB during calendar year 2023-2024. We do not have employment agreements for CMO, CFO and CEO. This is because as part of our strategic operations, we have engaged a group of executives from Mainland China who play a critical role in overseeing and expanding our business activities within the region. Given the nature of their assignments, which primarily involve the promotion and management of our operations in China, these executives spend most of their time on the mainland China and infrequently conduct work from our Hong Kong office.

Consequently, the infrequent nature of their work in Hong Kong has led us to initially forego the application process for Hong Kong work visas. Instead, we have opted to engage these individuals as consultants, which allows them to contribute effectively without the need for a formal employment status in Hong Kong. This arrangement ensures compliance with local immigration laws and employment regulations while maintaining the flexibility required for our operational strategy.

We are actively monitoring the situation and planning to apply for Hong Kong work visas for these executives as their roles evolve and the necessity for more substantial presence in Hong Kong increases. Upon securing these visas, we will transition their status from consultants to full employees with Hong Kong-based salaries, which will align more closely with our long-term strategic goals and support our commitment to fostering a strong and compliant operational base in Hong Kong.

Any future compensation to be paid will be determined by the Board of Directors, and, as appropriate, an employment agreement will be executed. We do not currently have plans to pay any compensation until such time as it maintains a positive cash flow.

STOCK OPTION PLAN AND OTHER LONG-TERM INCENTIVE PLAN

YH Global Co., Ltd. and Yu Run Sheng He Global Co., Limited currently do not have existing or proposed option or SAR grants.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of the date of this offering with respect to the beneficial ownership of our common stock by all persons known to us to be beneficial owners of more than 5% of any such outstanding classes, and by each director and executive officer, and by all officers one directors as a group. Unless otherwise specified, the named beneficial owner has, to our knowledge, either sole or majority voting and investment power.

Footnotes

(1) The address of each executive officer one director is c/o YH Global Co., Ltd. and Yu Run Sheng He Global Co., Limited, at RM 108E Hong Kong, Grand Century Place, Tower 1,17F, Mongkok, Kowloon.

(2) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or share investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of a security).

Compensation Philosophy and Objectives

Our executive compensation philosophy is to create a long-term direct relationship between pay and our performance. Our executive compensation program is designed to provide a balanced total compensation package over the executive’s career with us. The compensation program objectives are to attract, motivate and retain the qualified executives that help ensure our future success, to provide incentives for increasing our profits by awarding executives when corporate goals are achieved and to align the interests of executives and long-term stockholders. The compensation package of our named executive officers consists of two main elements:

1.base salary for our executives that is competitive relative to the market, and that reflects individual performance, retention and other relevant considerations; and

2.discretionary bonus awards payable in cash and tied to the satisfaction of corporate objectives.

Process for Setting Executive Compensation

Until such time as we establish a Compensation Committee, our Board is responsible for developing and overseeing the implementation of our philosophy with respect to the compensation of executives and for monitoring the implementation and results of the compensation philosophy to ensure compensation remains competitive, creates proper incentives to enhance stockholder value and rewards superior performance. We expect to annually review and approve for each named executive officer, and particularly with regard to the Chief Executive Officer, all components of the executive’s compensation. We process and factors (including individual and corporate performance measures and actual performance versus such measures) used by the Chief Executive Officer to recommend such awards. Additionally, we expect to review and approve the base salary, equity-incentive awards (if any) and any other special or supplemental benefits of the named executive officers.

The Chief Executive Officer periodically provides the Board with an evaluation of each named executive officer’s performance, based on the individual performance goals and objectives developed by the Chief Executive Officer at the beginning of the year, as well as other factors. The Board provides an evaluation for the Chief Executive Officer. These evaluations serve as the bases for bonus recommendations and changes in the compensation arrangements of our named executives.

Item 7. Certain Relationships and Related Transactions, and Director Independence.

The following is a summary of each transaction or series of similar transactions since the beginning of the fiscal years ended March 31, 2024 and 2023, to which it was or is a party and that: (i) the amount involved exceeded or exceeds $120,000 or is greater than 1% of our total assets; and (ii) any of our directors or executive officers, any holder of 5% of our capital stock or any member of their immediate family had or will have a direct or indirect material interest.

As of March 31, 2024, the amount due to a related party represented temporary advances made by the Company’s director, Chu Jun Ming Edmund and company’s previous director, Chiu Chi Man, which was unsecured, interest-free with no fixed terms of repayment.

For the fiscal year ending March 31, 2024, our company purchased seven smart medicine cabinets from Hangzhou Yunrun Shenghe Technology Co., Ltd., with a total payable amount of 665,000 RMB which is about $93,515. This cost includes hardware, software services, patent licensing fees, and maintenance fees. The contract expiration date is November 30, 2024.

Amount Due to Related Party

The table below summarizes the amounts due to related parties as of March 31, 2024, and March 31, 2023. These amounts represent outstanding balances owed by YH Global Co., Ltd. to its related parties.

1. Hangzhou Hemu Yizhantong Technology Co., Ltd.

    As of March 31, 2024  : $36,122

    As of March 31, 2023  : Not applicable

Hangzhou Hemu Yizhantong Technology Co., Ltd. is a related party to which YH Global Co., Ltd. owes $36,122 as of March 31, 2024. This balance reflects the financial transactions and obligations between the two entities over the fiscal year.

2. Hangzhou Yunrun Shenghe Technology Co., Ltd.

    As of March 31, 2024  : $112,636

    As of March 31, 2023  : Not applicable

Hangzhou Yunrun Shenghe Technology Co., Ltd. is another related party with an outstanding balance of $112,636 due from YH Global Co., Ltd. as of March 31, 2024. This amount represents the financial engagements and payable obligations to this related party.

3. Zhejiang Yunhe Zhineng Equipment Co., Ltd.

    As of March 31, 2024  : $10,537

    As of March 31, 2023  : Not applicable

YH Global Co., Ltd. owes Zhejiang Yunhe Zhineng Equipment Co., Ltd. $10,537 as of March 31, 2024. This balance highlights the financial interactions and payable commitments to this related entity during the fiscal year.

4. Zhejiang Yunhe Health Management Co., Ltd.

    As of March 31, 2024  : $3,512

    As of March 31, 2023  : Not applicable

The amount due to Zhejiang Yunhe Health Management Co., Ltd. from YH Global Co., Ltd. is $3,512 as of March 31, 2024. This figure indicates the outstanding balance from financial transactions with this related party over the year.

Summary

The amounts due to related parties as of March 31, 2024, reflect the financial obligations and transactions between YH Global Co., Ltd. and its associated entities. These balances are crucial for understanding the company’s related party payables and financial relationships within its business ecosystem.

Transactions with Related Parties

The table below summarizes the transactions with related parties for the years ended March 31, 2023, and 2024. These transactions include revenue generated from related parties (RP) and expenses incurred from purchases and license fees.

1. Hangzhou Hemu Yizhantong Technology Co., Ltd.

Nature: Revenue from RP

Amount as of March 31, 2024: $54,326

Amount as of March 31, 2023: Not applicable

Hangzhou Hemu Yizhantong Technology Co., Ltd. is a related party from which YH Global Co., Ltd. generated revenue amounting to $54,326 as of March 31, 2024. This revenue reflects the business transactions and services provided to this related entity.

2. Hangzhou Quanren Chinese Medicine Clinic Co., Ltd.

Nature: Revenue from RP

Amount as of March 31, 2024: $2,819

Amount as of March 31, 2023: Not applicable

Hangzhou Quanren Chinese Medicine Clinic Co., Ltd. contributed $2,819 in revenue to YH Global Co., Ltd. as of March 31, 2024. This amount indicates the financial interactions and revenue generated from services provided to this related party.

3. Hangzhou Yunrun Shenghe Technology Co., Ltd.

Nature: Purchase from RP

Amount as of March 31, 2024: $116,857

Amount as of March 31, 2023: Not applicable

YH Global Co., Ltd. incurred expenses amounting to $116,857 from purchases made from Hangzhou Yunrun Shenghe Technology Co., Ltd. as of March 31, 2024. These purchases are part of the company's operational expenses related to acquiring goods or services from this related entity.

4. Zhejiang Yunhe Zhineng Equipment Co., Ltd.

Nature: Copyright license fee from RP

Amount as of March 31, 2024: $10,539

Amount as of March 31, 2023: Not applicable

Zhejiang Yunhe Zhineng Equipment Co., Ltd. paid a copyright license fee of $10,539 to YH Global Co., Ltd. as of March 31, 2024. This transaction reflects the licensing agreements and fees received for the use of intellectual property.

5. Zhejiang Yunhe Health Management Co., Ltd.

Nature: Patent license fee from RP

Amount as of March 31, 2024: $3,513

Amount as of March 31, 2023: Not applicable

YH Global Co., Ltd. received a patent license fee of $3,513 from Zhejiang Yunhe Health Management Co., Ltd. as of March 31, 2024. This fee represents the income generated from licensing patents to this related party.

Total Transactions with Related Parties

Total Amount as of March 31, 2024: $188,054

The total amount of transactions with related parties for the year ended March 31, 2024, sums up to $188,054. These transactions encompass revenues from services provided and expenses from purchases and license fees, highlighting the financial interactions between YH Global Co., Ltd. and its related entities.

Director Independence

Though not a OTC markets listed company, we intend to adhere to the corporate governance standards adopted by OTC markets. OTC markets rules require our Board to make an affirmative determination as to the independence of each director. Consistent with these rules, our Board conducted its annual review of director independence. During the review, our Board considered relationships and transactions since incorporation between each director or any member of his immediate family, on the one hand, and us and our subsidiaries and affiliates, on the other hand. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent. Based on this review, our Board determined that none of the current members of our Board are independent directors under the criteria established by OTC markets and by our Board.

Our board of directors has a chairman, Feng Xuehong and Chu Jun Ming Edmund, who have authority, among other things, to call and preside over board meetings, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the chairman has substantial ability to shape the work of the board of directors.

Item 8. Legal Proceedings.

YH Global is committed to operating with the highest standards of ethics and compliance. This section provides a summary of the significant legal proceedings involving the company, its subsidiaries, or any of its property. The disclosure includes ongoing, pending, or recently concluded legal matters that may have a material impact on the company’s financial position or operations.

Overview of Legal Proceedings:

YH Global, from time to time, may be involved in various legal proceedings that arise in the ordinary course of business. While the outcome of these legal proceedings cannot be predicted with certainty, YH Global believes that the final resolution of such matters will not have a material adverse effect on our financial condition or results of operations.

YH Global is currently not involved in any litigation or regulatory investigations.

Other Legal Proceedings:

Chu Jun Ming Edmund and Feng Xue Hong , the sole officers and directors of the Company, have not been convicted in any criminal proceeding.

Chu Jun Ming Edmund and Feng Xue Hong, the sole officers and directors of the Company, have not been permanently or temporarily enjoined, barred, suspended or otherwise limited from involvement in any type of business, securities or banking activities.

Chu Jun Ming Edmund and Feng Xue Hong, the sole officers and directors of the Company, have not been convicted of violating any federal or state securities or commodities law.

There are no known pending legal or administrative proceedings against the Company.

No officer, director, significant employee or consultant has had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy filing or within two years prior to that time.

There are no material pending legal proceedings to which we or our subsidiaries are a party or to which any of our or their property is subject, nor are there any such proceedings known to be contemplated by governmental authorities. None of our directors, officers, affiliates or any owner of record or beneficially of more than 5% of our common stock, or any associate of any of the foregoing, is involved in a proceeding adverse to our business or has a material interest adverse to our business.

Item 9. Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

(b)  Approximate Number of Holders of Common Stock

As of March 21, 2024, there were approximately 35 shareholders of record of our common stock. Such number does not include any shareholders holding shares in nominee or “street name”.

(c)  Dividends

We have never paid dividends on any of YH Global’s capital stock and currently intend to retain our future earnings, if any, to fund the development and growth of our business. We do not expect to pay any dividends on any of YH Global’s capital stock in the foreseeable future.

(d)  Equity Compensation Plan Information

None.

(e)  Recent Sales of Unregistered Securities

None.

Market Price

As of the date of this prospectus, there is no public market in YH Global Co., Ltd. common stock. This prospectus is a step toward creating a public market for our stock, which may enhance the liquidity of our shares. However, there can be no assurance that a meaningful trading market will develop. YH Global Co., Ltd. and its management make no representation about the present or future value of our common stock.

As of the date of this prospectus,

1. There are no outstanding options or warrants to purchase, or other instruments convertible into, common equity of YH Global Co., Ltd.;

2. There are no shares of our common stock held by our sole officer and director that are not eligible to be sold pursuant to Rule 144 under the Securities Act;

3. Other than the stock registered under this Registration Statement, there is no stock that has been proposed to be publicly offered resulting in dilution to current shareholders.

All of the presently outstanding shares of common stock are "restricted securities" as defined under Rule 144 promulgated under the Securities Act and may only be sold pursuant to an effective registration statement or an exemption from registration, if available. The SEC has adopted final rules amending Rule 144 which shall become effective on February 15, 2008.

Pursuant to the new Rule 144, one year must elapse from the time a “shell company”, as defined in Rule 405, ceases to be a “shell company” and files Form 10 information with the SEC, before a restricted shareholder can resell their holdings in reliance on Rule 144. Form 10 information is equivalent to information that a company would be required to file if it were registering a class of securities on Form 10 under the Securities and Exchange Act of 1934 (the “Exchange Act”). Under the amended Rule 144, restricted or unrestricted securities, that were initially issued by a reporting or non-reporting shell company or an Issuer that has at anytime previously a reporting or non-reporting shell company as defined in Rule 405, can only be resold in reliance on Rule 144 if the following conditions are met: (1) the issuer of the securities that was formerly a reporting or non-reporting shell company has ceased to be a shell company; (2) the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act; (3) the issuer of the securities has filed all reports and material required to be filed under Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding twelve months (or shorter period that the Issuer was required to file such reports and materials), other than Form 8-K reports; and (4) at least one year has elapsed from the time the issuer filed the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

At the present time, the Company is classified as a “shell company” under Rule 405 of the Securities Act. As such, all restricted securities presently held by the founder of the Company may not be resold in reliance on Rule 144 until: (1) the Company files Form 10 information with the SEC when it ceases to be a “shell company”; (2) the Company has filed all reports as required by Section 13 and 15(d) of the Securities Act for twelve consecutive months; and (3) one year has elapsed from the time the Company files the current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

HOLDERS

As of the date of this prospectus, YH Global Co., Ltd. has shares of $0.00001 par value common stock issued and outstanding held by 35 shareholders of record.

DIVIDENDS

We have neither declared nor paid any cash dividends on either our preferred or common stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our preferred or common stock. Any future determination to pay dividends will be at the discretion of the Board of Directors and will be dependent upon then existing conditions, including its financial condition, results of operations, capital requirements, contractual restrictions, business prospects, and other factors that the Board of Directors considers relevant.

Item 10. Recent Sales of Unregistered Securities.

YH Global Co., Ltd. 's share capital is authorised at the date of adoption of the Articles of Association. It is USD 50,000.00 divided into 500,000,000.00 ordinary shares of USD0.00001.

Recently, our company issued the following securities without registering the securities under the Securities Act:

Securities issued to founders at our inception:

Date	Security
September 2023	Common stock – 500,000,000 shares issued to 5 founders having a value of at least $0.00001

Securities issued to investors:

Date	Security
April 2024	Common stock - 15,000,000 shares issued to be outstanding shares at a value of least $0.03
April 2024	11,250,000 shares of these outstanding shares to be allocated accordingly to the 5 founders
May 2024	3,750,000 shares of these outstanding shares subscribed by 30 individual investors

Item 11. Description of Registrant's Securities to be Registered.

Furnish the information required by Item 202 of Regulation S-K (§229.202 of this chapter). If the class of securities to be registered will trade in the form of American Depository Receipts, furnish Item 202(f) disclosure for such American Depository Receipts as well.

Item 12. Indemnification of Directors and Officers

This section outlines YH Global’s policies and obligations regarding the indemnification and protection of its directors and officers. These provisions are critical for attracting and retaining qualified individuals in these roles, providing them with security against legal risks associated with their management and governance duties.

Indemnification Agreements:

- YH Global has entered into indemnification agreements with each of its directors and officers. These agreements require the company to indemnify these individuals to the fullest extent permitted under Hongkong law, against liabilities that may arise by reason of their status or service as directors or officers.

Statutory Provisions:

- Under the corporate laws of the Hongkong, we are empowered to indemnify our directors and officers against expenses, fines, judgments, and amounts paid in settlement actually and reasonably incurred by them in connection with any legal proceedings, provided they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the company.

Scope of Indemnification:

Legal Proceedings: Indemnification covers actions, suits, and proceedings, whether civil, criminal, administrative, or investigative.

Expenses: Covered expenses include attorneys' fees, judgments, fines, and settlement amounts.

Advance of Expenses: The company may advance expenses incurred by an indemnified individual in connection with a proceeding, contingent upon receipt of an undertaking by the individual to repay the amount if it is ultimately determined that they are not entitled to indemnification.

Insurance:

YH Global currently does not , but will maintains directors’ and officers’ liability insurance which provides additional coverage to directors and officers against the costs of defense, settlement, or payment of judgments under certain circumstances.

Limitations on Indemnification:

Indemnification is not permitted in certain situations, including:

-Breach of the director's or officer's duty of loyalty to the company.

-Acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

-Transactions from which the director or officer derived an improper personal benefit.

Potential Impact on Shareholders:

While indemnification provisions are intended to benefit the company by aiding in the attraction and retention of directors and officers, shareholders should be aware of the potential for such provisions to incur significant costs to the company under certain circumstances.

Item 13. Financial Statements and Supplementary Data.

Included Financial Statements:

Balance Sheet: Presents the financial position of YH Global as of the end of the last two fiscal years.

Income Statement: Shows the results of operations, including revenue, expenses, and profit or loss over the last two fiscal years. Statement of Cash Flows: Details the cash inflows and outflows from operating, investing, and financing activities, providing insights into the company’s liquidity and financial flexibility.

Statement of Changes in Equity: Illustrates the changes in equity from transactions with shareholders, comprehensive income, and other factors.

Supplementary Data:

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This Annual Report on Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended that are not historical facts, and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical facts, included in this Form 10-K including, without limitation, statements in the “Market Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s market projections, financial position, business strategy and the plans and objectives of management for future operations, events or developments which the Company expects or anticipates will or may occur in the future, including such things as future capital expenditures (including the amount and nature thereof); expansion and growth of the Company's business and operations; and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. However, whether actual results or developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties, including general economic, market and business conditions; the business opportunities (or lack thereof) that may be presented to and pursued by the Company; changes in laws or regulation; and other factors, most of which are beyond the control of the Company.

These forward-looking statements can be identified by the use of predictive, future-tense or forward-looking terminology, such as “believes,” “anticipates,” “expects,” “estimates,” “plans,” “may,” “will,” or similar terms. These statements appear in a number of places in this filing and include statements regarding the intent, belief or current expectations of the Company, and its directors or its officers with respect to, among other things: (i) trends affecting the Company's financial condition or results of operations for its limited history; (ii) the Company's business and growth strategies; and (iii) the Company's financing plans. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Such factors that could adversely affect actual results and performance include, but are not limited to, the Company's limited operating history, potential fluctuations in quarterly operating results and expenses, government regulation, technological change and competition. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this Annual Report.

Consequently, all of the forward-looking statements made in this Form 10-K are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequence to or effects on the Company or its business or operations. The Company assumes no obligations to update any such forward-looking statements.

Item14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

Furnish the information required by Item 304 of Regulation S-K (§229.304 of this chapter).

None.

Item15. Financial Statements and Exhibits

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Yun He Global Co., Ltd.
(Registrant)
Date:	September 6, 2024	By:	/s/ Edmund Chu
(Signature)*

YH GLOBAL CO., LTD and Yu Run Sheng He Global Co., Ltd.

CONSOLIDATED BALANCE SHEETS

	March 31,
	2024	2023
Assets
CURRENT ASSETS
Cash and cash equivalents	$34,670.00	-
Accounts receivable	2,522.00	-
Amount due from related party	2.819.00	-
Deferred IPO costs	19,999.00	-

TOTAL CURRENT ASSETS	$60,010.00	-

Non-Current Assets
Properties and Electronic equipment	90,138.00	-
Goodwill	27,914.00	-

TOTAL Non-Current Assets	$118,052.00	-

CURRENT LIABILITIES
Accrual expenses	1,278.00	-
Amount due to related party	167,223.00	-
DTL	1,707.00	-

TOTAL CURRENT LIABILITIES	$170,208.00	-

Share Capital	-	-
Retained Earnings	7,828.00	-
Foreign currency translation adjustment	26.00	-

TOTAL NET ASSETS	$7,854.00	-

YH GLOBAL CO., LTD and Yu Run Sheng He Global Co., Ltd.

CONSOLIDATED INCOME STATMENT

	March 31,
	2024	2023
Revenue	$57,145.00	-
Less: Cost of revenue	14,052.00	-
Gross profit	43,093.00
Bank Interest received	18.00	-
other income

Expenses:
AUDITOR'S REMUNERATION
BANK CHARGE	238.00	-
BUSINESS REGISTRATION FEE
Travel expenses
Depreciation	6,799.00	-
LEGAL & PROFESSIONAL FEE
MARKETING EXPENSES
MPF	88.00	-
STAFF MESSING
STATIONERY&PRINTING	19.00	-
TOTAL SALARIES	6,687.00	-
EXCHANGE RATE LOSS/(GAIN)	39.00	-
Rental costs	3,431.00	-
Consultancy fee	16,275.00	-
Earnings before interest and taxes	9,535.00	-

Income tax expense	1,707.00	-

NET INCOME	$7,828.00	-

YH GLOBAL CO., LTD and Yu Run Sheng He Global Co., Ltd. CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY
	Ordinary Shares				Accumulated other
	# of shares	Amount	Additional paid-in capital	Statutory reserve	comprehensive income (loss)	Retained Earnings	Total
Balance as of March 31 2023	-	-	-	-	-		-

Foreign currency translation adjustments					26.00		26.00

Net income						7,828.00	7,828.00

Receipt of share capital							-

waive of debt							-

Deemed distribution							-

Balance as of 31 March 2024	-	-	-	-	26.00	7,828.00	7,854.00
					-	-	-

YH GLOBAL CO., LTD and Yu Run Sheng He Global Co., Ltd.

CONSOLIDATED STATEMENTS OF CASHFLOWS

	March 31,
	2024	2023
Cash Flows from Operating Activities:
Net income	$7,828.00	$-

Adjustments to reconcile net income to net cash provided by operating Activities
Depreciation and amortization	6,799.00	-
Taxation	1,707.00	-
Provision for unpaid expenses

Accounts receivable	-2,523.00	-
Amount due from related party	-2,819.00	-

Accrual expenses	1,278.00	-
Amount due to related party	45,272.00	-

Net Cash Provided by Operating Activities	57,542.00	-

Cash Flows from Investing Activities:
Proceeds from disposal of short-term investments
Purchase of short term investments
Purchases of property, plant and equipment	-3,542.00	-
Proceeds from sale of property, plant and equipment
Purchase of property, plant and equipment
Advances to /Repayments from related parties
Net Cash Used in Investing Activities	-3,542.00	-

Cash Flows from Financing Activities:
Received Capital
Advances from /Repayments to related parties
Other prepayments related to financing	-20,002.00	-
Net Cash (Used in)Provided by Financing Activities	-20,002.00	-

Effect of Exchange Rate Changes on Cash and Cash Equivalents	-2.00	-

Net(Decrease)Increase in Cash and Cash Equivalents	33,996.00	-

Cash, Cash Equivalents and Restricted Cash -Beginning of Year	674.00	-

Cash, Cash Equivalents and Restricted Cash -End of Year	$34,670.00	$-

Supplemental Disclosure of Cash Flow Information:	$-	$-

Accounting Policies

Basis of Presentation

The financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results could differ from these estimates.

Use of Estimates
The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that impact the reported amounts of assets, liabilities, revenue, and expenses, and related disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Cash and cash equivalents

Cash and cash equivalents represent cash on hand and at banks which are unrestricted as to withdrawal or use.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the existing accounts receivable. The Company determines the allowance based on historical write-off experience and specific customer circumstances.

Property, Plant, and Equipment (PP&E)

Property, plant, and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful life of the asset.

Intangible Assets and Goodwill

Intangible assets with finite lives are amortized on a straight-line basis over their estimated useful lives. Goodwill is not amortized but is tested for impairment annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Prepayments and other current assets

Prepayments are cash deposited or advanced to suppliers for future services to be provided to us. This amount is refundable and bears no interest.

Other current assets are short term in nature and primarily include cost incurred to meet contract obligations. An allowance for doubtful accounts may be established and recorded based on management’s assessment of the likelihood of collection. Management reviews these items on a regular basis to determine if the allowance for doubtful accounts is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against the allowance for doubtful accounts after management determined the likelihood of collection is not probable. No allowance was required as of March 31, 2024 and 2023.

Leases

The Company accounts for leases under ASC 842, Leases. Right-of-use assets and lease liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less.

Related parties

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.

The details of related party transaction during the fiscal year ended March 31, 2024 and 2023 in Note 1, and balances as of March 31, 2024 and 2023 are set out in Note 2.

Revenue Recognition

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to receive in exchange for those goods or services. The Company applies the five-step revenue recognition model as per ASC Topic 606:

1. Identify the contract(s) with a customer.

2. Identify the performance obligations in the contract.

3. Determine the transaction price.

4. Allocate the transaction price to the performance obligations in the contract.

5. Recognize revenue when (or as) the entity satisfies a performance obligation.

Cost of Goods Sold
Cost of goods sold includes all direct costs associated with the production of goods sold by the company, including material costs, direct labor, and overhead expenses directly tied to production. These costs are recognized in accordance with the timing of revenue recognition for the related goods.

Research and Development Costs

Research and development costs are expensed as incurred, unless they meet specific criteria set forth by GAAP for capitalization. This includes costs associated with the design, development, and testing of new products and services.

Depreciation and Amortization

Depreciation of property, plant, and equipment and amortization of definite-lived intangible assets are computed using the straight-line method over the estimated useful lives of the assets. The method, useful lives, and residual values are reassessed annually and adjusted if necessary.

General and Administrative Expenses General and administrative expenses include salaries and related benefits of non-sales personnel, rent, utilities, and other administrative costs. These are expensed as incurred and reported on the income statement.

Selling Expenses Selling expenses include all costs associated with the company's activities to sell and distribute its products. This includes advertising, promotional materials, sales commissions, and the cost of staff involved in sales and marketing functions. These costs are recognized as incurred.

Income Taxes
The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

Comprehensive Income (Loss)

The Company presents comprehensive income (loss) in accordance with ASC Topic 220, Comprehensive Income. ASC Topic 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income (loss) be reported in the consolidated financial statements. The components of comprehensive income (loss) were the net income for the years and the foreign currency translation adjustments.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency Translation

The financial statements of entities outside the United States are measured using the local currency as the functional currency. Assets and liabilities are translated at the exchange rate at the reporting date, and income and expenses are translated at the average exchange rate during the period. Exchange differences are recorded in other comprehensive income.

Fair Value Measurement
We measure certain assets and liabilities at fair value, categorizing each fair value measurement in one of three levels based on the observability of inputs used in the measurement. Level 1 inputs are quoted prices in active markets for identical assets or liabilities. Level 2 inputs are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable.

Commitments and Contingencies
The Company accrues for commitments and contingencies when obligations are probable and the amounts can be reasonably estimated. These liabilities are reviewed regularly and adjusted as further information becomes available or circumstances change.

Recent Accounting Pronouncements

The Company continually assesses new accounting pronouncements to determine their impact on its financial reporting. The adoption of recent standards did not have a material impact on the Company’s financial statements.

Cash and cash equivalents

Cash on bank consisted of the following：

	Opening balance	Increase in this period	Closing balance
Cash on bank	-	$34,670	$34,670
Total	-	$34,670	$34,670

Accounts receivables

Accounts receivables consisted of the following：

	Opening balance	Increase in this period	Closing balance
Accounts receivable IWG	-	$2,522	$2,522
Total	-	$2,522	$2,522

Deferred IPO costs

Deferred IPO costs consisted of the following：

	Opening balance	Increase in this period	Closing balance
Advisory fee	-	$5,001	$5,001
Transfer agent	-	5,000	5,000
Lawyer’s fee	-	9,998	9,998
Total	-	$19,999	$19,999

Goodwill

Goodwill consisted of the following:

	Opening balance	Increase in this period	Closing balance
Goodwill formed by the company's purchase of equity	-	$27,914	$27,914

Goodwill is tested for impairment in the fourth quarter. The management did not identify any impairment loss.

Property and Equipment, Net

Property and equipment, net, consisted of the following

	As of MAR 31
	2024	2023
Cost	$96,936	-
Less: Accumulated depreciation and impairment losses	-6,798	-
Property and equipment, net	$90,138	-

Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consisted of the following:

	As of MAR 31
	2024	2023
SALARY	$1,109
MPF	168
Deferred tax liabilities	1,707
Total	$2,985

Note 1 - Related Party

Amount due from Related Party as follows:

	As of MAR 31
	2024	2023
Hangzhou Quanren Chinese Medicine Clinic Co., Ltd	$2,819

Amount due to Related Party as follows:

	As of MAR 31
	2024	2023
Hangzhou Hemu Yizhantong Technology Co., Ltd	$36,122
Hangzhou Yunrun Shenghe Technology Co., Ltd	112,636
Zhejiang Yunhe Zhineng Equipment Co., Ltd	10,537
Zhejiang Yunhe Health Management Co., Ltd	3,512
Chiu Chi Man	2,334
Chu Jun Ming Edmund	2,082
Total	$167,223

Note 2 - During the years ended March 31,2023 and 2024, transactions with RP as follows:

		As of MAR 31
	Nature	2024	2023
Hangzhou Hemu Yizhantong Technology Co., Ltd	Revenue from RP	$54,326
Hangzhou Quanren Chinese Medicine Clinic Co. , Ltd	Revenue from RP	2,819
Hangzhou Yunrun Shenghe Technology Co., Ltd	Purchase from RP	116,857
Zhejiang Yunhe Zhineng Equipment Co., Ltd	Copyright licence fee from RP	10,539
Zhejiang Yunhe Health Management Co., Ltd	Patent licence fee from RP	3,513
Total		$188,054

Leases

Operating Leases

On December 22, 2023, the company has leased the 17th floor 108E of Building 1, Grand Century Plaza, 193 Prince Edward Road West, Hong Kong as an office space。 The lease is a 12-month lease and will expire on December 31, 2024.

The Company has elected the short-term lease recognition exemption for all applicable classes of underlying assets. Leases with an initial term of 12 months or less, that do not include an option to purchase the underlying asset that the Company is reasonably certain to exercise, are not recorded on the balance sheet.

The components of lease expense reflected in the consolidated statements of operations were as follows:

	As of MAR 31
Lease cost	2024	2023
Operating lease cost	$3,431
Total lease cost	$3,431

Income taxes

As of March 31, 2024, the company's pre interest and tax profit was $9,535, and it is expected to pay income tax of $1,707.

Revenue

The company's revenue is operating management income, and as of March 31, 2024, the company's revenue was $57,145.

	As of MAR 31
Revenue	2024	2023
Operating management income	$57,145
Total	$57,145

Cost

The company's cost is licence fee, and as of March 31, 2024, the company's revenue was $14,052.

Expenses

During the years ended March 31,2023 and 2024, transactions with expenses as follows:

	As of MAR 31
	2024	2023
BANK CHARGE	$238
Depreciation	6,799
MPF	88
STATIONERY & PRINTING	19
TOTAL SALARIES	6,687
EXCHANGE RATE LOSS/(GAIN)	39
Rental costs	3,431
Consultancy fee	16,275
Total	$33,576

Other income

The company's other income is bank interest received, and as of March 31, 2024, the company's revenue was $18.